QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 16, 2011

Dear Stockholder:

            I am pleased to invite you to attend Theravance, Inc.'s 2011 Annual Meeting of Stockholders, to be held on Wednesday, April 27, 2011 at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 1:00 p.m., local time.

            Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2011;

  •
  our Annual Report on Form 10-K for 2010; and

  •
  a proxy card with a return envelope to record your vote.

            Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

            Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

            On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Rick E Winningham Chief Executive Officer

901 Gateway Boulevard
South San Francisco, CA 94080

T 650.808.6000 F 650.827.8690
www.theravance.com

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2011

Dear Stockholder:

            You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, April 27, 2011, at 1:00 p.m. local time at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

    1.
    To elect directors to serve for the ensuing year.

    2.
    To approve an amendment to the Theravance, Inc. 2004 Employee Stock Purchase Plan ("ESPP") increasing the aggregate number of shares of common stock authorized for issuance thereunder by 550,000 shares.

    3.
    To vote on a non-binding advisory resolution regarding executive compensation.

    4.
    To vote on a non-binding advisory resolution regarding the frequency of stockholder votes on executive compensation.

    5.
    To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

    6.
    To conduct any other business properly brought before the meeting.

            These items of business are more fully described in the Proxy Statement accompanying this Notice.

            The record date for the Annual Meeting is March 1, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

South San Francisco, California
March 16, 2011

            You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held on April 27, 2011:

The proxy statement is available at http://investor.theravance.com/proxy.cfm.

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

            We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Theravance, Inc. (sometimes referred to as the "Company" or "Theravance") is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy via telephone or on the Internet.

            The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 22, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

            Only stockholders of record at the close of business on March 1, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 74,597,893 shares of Company common stock ("Common Stock") outstanding and 9,401,499 shares of Company Class A Common Stock ("Class A Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting as the Class A Common Stock is entitled to vote with the Common Stock in connection with the matters set forth in this Proxy Statement. Entities affiliated with GlaxoSmithKline plc own all outstanding shares of Class A Common Stock. The holders of Common Stock and the holders of Class A Common Stock each have the right to one vote for each share they held as of the record date.

    Stockholder of Record: Shares Registered in Your Name

            If on March 1, 2011 your shares were registered directly in your name with our transfer agent, The Bank of New York Mellon, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

    Beneficial Owner: Shares Registered in the Name of a Broker or Bank

            If on March 1, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, the organization holding your shares cannot vote them for you for the election of directors or any of Proposals 2 through 4. We encourage you to provide voting instructions to the brokerage firm, bank, dealer, or other similar organization that is the record holder of your shares. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual

Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

            There are five matters scheduled for a vote:

  •
  Election of ten directors;

  •
  Approval of an amendment to our ESPP increasing the aggregate number of shares of Common Stock authorized for issuance thereunder by 550,000 shares;

  •
  A non-binding advisory resolution regarding executive compensation;

  •
  A non-binding advisory resolution regarding the frequency of stockholder votes on executive compensation; and

  •
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

How do I vote?

            You may either vote "For" all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the ten named nominees. For Proposal 4, regarding the frequency of stockholder votes on executive compensation, you may vote for an advisory vote on executive compensation to be held every "One," "Two" or "Three" years or abstain from voting. For other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are explained below.

    Stockholder of Record: Shares Registered in Your Name

            If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  –>
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  –>
  To vote on the Internet, please follow the instructions provided on your proxy card.

  –>
  To vote by telephone, please follow the instructions provided on your proxy card.

  –>
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

    Beneficial Owner: Shares Registered in the Name of Broker or Bank

            If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

            On each matter to be voted upon, you have one vote for each share of Common Stock and each share of Class A Common Stock you owned as of March 1, 2011.

What if I return a proxy card but do not make specific choices?

            If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all ten nominees for director, (ii) "For" the proposed increase in the number of shares of Common Stock authorized for issuance under our ESPP, (iii) "For" approval of the advisory resolution regarding executive compensation, (iv) "For" conducting advisory stockholder votes regarding executive compensation every year and (v) "For" ratification of Ernst & Young LLP as our independent registered public accounting firm. However, with respect to (i), (ii), (iii) and (iv) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

            We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

            If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

            Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 901 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

            Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

            If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered "discretionary" and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 5, are "non-discretionary" and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to the record holder.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the ten nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to increase the number of shares authorized for issuance under our ESPP must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3 to approve an advisory resolution regarding executive compensation must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For Proposal 4, one of the three alternatives for the frequency of stockholder votes on executive compensation must receive votes from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon for such frequency alternative to be approved. If none of "One," "Two" or "Three" years achieves such a majority, none of the alternatives will be approved; however, the Company would nevertheless consider the results of voting on the advisory resolution in determining how often to submit an advisory resolution regarding executive compensation to a stockholder vote. Votes to "Abstain" and Broker non-votes will have no effect.

  •
  To be approved, Proposal 5 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

            A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on March 1, 2011, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 83,999,392 shares of Common Stock and Class A Common Stock outstanding and entitled to vote. Thus 41,999,697 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

            Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

            Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year's Annual Meeting?

            If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before November 18, 2011. If you wish to submit a proposal to be presented at the 2012 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary, no earlier than January 7, 2012 and no later than February 6, 2012. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance's current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.theravance.com.

 PROPOSAL 1

ELECTION OF DIRECTORS

            Our Board of Directors currently consists of ten directors. The ten nominees for election to the Board of Directors this year, their ages as of February 14, 2011, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next Annual Meeting of Stockholders, or until the director's death, resignation or removal. All of the nominees listed below are currently directors of the Company and all were previously elected by the stockholders except for one director who was appointed since our last annual meeting. It is our policy to encourage nominees for director to attend the Annual Meeting. Three of the nominees for election as a director at the 2010 Annual Meeting attended the meeting.

            Directors are elected by a plurality of the votes properly cast in person or by proxy. The ten nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES

Name	Age	Positions and Offices Held With the Company
Rick E Winningham	51	Chief Executive Officer and Director
Jeffrey M. Drazan	52	Director
Henrietta Holsman Fore	62	Director
Robert V. Gunderson, Jr.	59	Director
Arnold J. Levine, Ph.D.	71	Director
Burton G. Malkiel, Ph.D.	78	Director
Peter S. Ringrose, Ph.D.	65	Director
William H. Waltrip	73	Director
George M. Whitesides, Ph.D.	71	Director
William D. Young	66	Director

            We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted below.

            Rick E Winningham joined Theravance as Chief Executive Officer and a member of our Board of Directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham is a member of the board of directors of Jazz Pharmaceuticals, Inc. Mr. Winningham holds an M.B.A. from Texas Christian University and a

B.S. degree from Southern Illinois University. We believe that it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Mr. Winningham's demonstrated leadership in his field, his prior senior management experience in our industry and his experience as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

            Jeffrey M. Drazan has served as a director of Theravance since December 1999. Mr. Drazan has been a General Partner with Sierra Ventures, a private venture capital firm, since 1984. Mr. Drazan has also been a Managing Director of Bertram Capital, a private equity firm, since September 2006. He also serves as a director of several private companies. Mr. Drazan holds an M.B.A. degree from New York University's Graduate School of Business Administration and a B.S.E. degree in Engineering from Princeton University. Mr. Drazan's demonstrated leadership in his field, his knowledge of finance and experience in financing matters contributed to our conclusion that he should serve as a director.

            Henrietta Holsman Fore has served as a director of Theravance since October 2010. Ms. Fore has served as the Chairman of the Board and Chief Executive Officer of Holsman International, an investment and management company, since 2009. From 2007 to 2009, Ms. Fore served as the Administrator of the U.S. Agency for International Development (USAID), and Director of United States Foreign Assistance, holding the equivalent rank as Deputy Secretary of State. In this position she was responsible for managing U.S. foreign assistance to countries recovering from disaster, trying to escape poverty, and engaging in democratic reforms. She also served on the Boards of the Overseas Private Investment Corporation, and the Millennium Challenge Corporation during this period. From 2005 to 2007, Ms. Fore served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, where she was responsible for the people, resources, facilities, technology and security of the Department and was the Secretary's principal advisor on management issues. Ms. Fore is a Trustee of the Center for Strategic and International Studies, the Aspen Institute, the Asia Society, the International Youth Foundation, the Center for Global Development, and the Women's Foreign Policy Group. She serves on the Boards of the Clinton Bush Haiti Fund and the Committee Encouraging Corporate Philanthropy, the Leadership Council of the Initiative for Global Development, and is a member of the World Economic Forum's Global Agenda Council on Poverty and Development Finance. She is co-Chair of Women Corporate Directors, and co-Chair of the Global Heritage Fund Diplomatic Council. Ms. Fore has a Bachelor of Arts degree in History from Wellesley College and a Master of Science degree in Public Administration from the University of Northern Colorado. Ms. Fore's senior management experience at high levels within the U.S. government and her current experience as a chief executive officer and chairman of an investment and management company contributed to our conclusion that she should serve as a director.

            Robert V. Gunderson, Jr. has served as a director of Theravance since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of a number of private companies. Mr. Gunderson holds a J.D. from the University of Chicago, where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University. Mr. Gunderson's demonstrated leadership in his field, his understanding of our industry and his knowledge of financial and financing matters contributed to our conclusion that he should serve as a director.

            Arnold J. Levine, Ph.D., served as a director of Theravance from inception until February 2002. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ, positions he has held since January 2003. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Life Technologies, Inc. and Infinity Pharmaceuticals, Inc. In addition, in the past five years, Dr. Levine has served on the board of directors of Applera Corporation. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton. Dr. Levine's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

            Burton G. Malkiel, Ph.D., has served as a director of Theravance since July 2007. Dr. Malkiel, the Chemical Bank Chairman's Professor of Economics at Princeton University, is the author of A Random Walk Down Wall Street. He is also the author of over 125 articles and is the author or co-author of nine other books. From 1981 to 1988 he was dean of the Yale University School of Management and also served as the William S. Beinecke Professor of Management Studies. He is a past appointee to the President's Council of Economic Advisors. In addition, Dr. Malkiel currently serves on the board of directors of several corporations including The Vanguard Group Ltd. and Genmab. He also serves on several investment management boards including the Investment Committees for the American Philosophical Association and Alpha Shares, LLC. He is a past president of the American Finance Association and the International Atlantic Economic Association. He holds a B.A. and MBA degree from Harvard University and a Ph.D. degree from Princeton University. Dr. Malkiel's demonstrated leadership in his field, his knowledge of financial and financing matters, and his ability to serve as a financial expert on our Audit Committee contributed to our conclusion that he should serve as a director.

            Peter S. Ringrose, Ph.D., has served as a director of Theravance since April 2010. Dr. Ringrose was Chief Scientific Officer and President of Bristol Myers Squibb Pharmaceutical Research Institute from 1997-2002 and Senior Vice-President for Worldwide Drug Discovery at Pfizer Inc from 1982-1996. Since 2002 Dr. Ringrose has served as chair of the Biotechnology and Biological Sciences Research Council UK (2003-2009) and was a non-executive director of Cambridge Antibody Technology until its acquisition by Astra Zeneca in 2006. He is currently a non-executive director of Rigel Pharmaceuticals Inc., Astex Therapeutics Ltd. and Biotica Technology Ltd. Dr. Ringrose is a council member of the UK Foundation for Science and Technology and was a member the UK Government's Technology Strategy Board until 2009. Dr. Ringrose received a BSc, MA and PhD from the University of Cambridge. His significant scientific leadership experience in the pharmaceutical industry contributed to our conclusion that Dr. Ringrose should serve as a director.

            William H. Waltrip has served as a director of Theravance since April 2000. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a member of the board of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation. Mr. Waltrip's demonstrated leadership in his field, his understanding of our industry and his experience as a chief executive officer and chairman of several companies contributed to our conclusion that he should serve as a director.

            George M. Whitesides, Ph.D., co-founded Theravance in 1996 and has served as a member of our Board of Directors since inception. He has been Woodford L. and Ann A. Flowers University Professor at Harvard University since 2004. From 1986 until 2004, Dr. Whitesides was Mallinckrodt Professor of

Chemistry at Harvard University. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University and Chairman of the Department of Chemistry from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Surface Logix, Inc., Nano-Terra Inc., Arsenal Biomedical, Inc., and Hughes Research Laboratories, L.L.C. In addition, in the past five years, Dr. Whiteside has served on the board of directors of Rohm and Haas Company. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University. Dr. Whiteside's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contributed to our conclusion that he should serve as a director.

            William D. Young has served as a director of Theravance since April 2001. He is currently a Venture Partner at Clarus Ventures and Executive Chairman of NanoString Technologies, a Clarus portfolio company. Mr. Young served from 1999 until 2009 as Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer, where he was responsible for all Product Development, Manufacturing and Commercial functions. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for fourteen years and held various positions in production and process engineering, antibiotic process development and production management. He is Chairman of the board of directors of Biogen Idec, Inc. and a member of the board of directors of BioMarin, Inc. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University, and an honorary Doctorate of Engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. Mr. Young's demonstrated leadership in his field, his understanding of our industry and his senior management experience in several companies in our industry contributed to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

            As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

            Management has reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Rick E Winningham.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

            As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. The Board has an Audit Committee, a Compensation

Committee, a Nominating/Corporate Governance Committee, a Science and Technology Advisory Committee, a Stock Option Committee and, until December 2010, a New Hire Award Committee. The following table provides membership and meeting information for each of the Board committees during 2010:

Name	Audit		Compensation		Nominating/ Corporate Governance		Science and Technology Advisory Committee		Stock Option Committee		New Hire Award Committee
Rick E Winningham							X		X
Jeffrey M. Drazan	X		X
Henrietta Holsman Fore	X
Robert V. Gunderson, Jr.
Arnold J. Levine, Ph.D							X	*
Burton G. Malkiel, Ph.D.	X	*			X		X
Peter S. Ringrose, Ph.D.							X
William H. Waltrip	X				X	*
George M. Whitesides, Ph.D			X				X
William D. Young			X	*	X						X
Total meetings in fiscal year 2010	8		4		2		1		0	#	0	#

*
Committee Chairperson.

#
One-person committees did not meet in 2010, but acted by written consent during the year.

            Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

    Audit Committee

            The Audit Committee of the Board of Directors oversees our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with the Company's Policies and Procedures with respect to Related-Person Transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Each of Jeffrey M. Drazan, Burton G. Malkiel, Ph.D. and William H. Waltrip served on the Audit Committee of the

Board of Directors during 2010. Henrietta Holsman Fore was appointed to the Audit Committee in December 2010, but there were no meetings of the Audit Committee held during 2010 after the date of her appointment. The Audit Committee met eight times during 2010.

            The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Dr. Malkiel's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his experience serving on the audit committees of the board of directors of several public companies.

    Compensation Committee

            The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. Specifically, the Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans; approves amendments to these plans; grants stock options and other equity awards; and administers our equity incentive plans and similar programs. A more detailed description of the Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.theravance.com. Three directors comprise the Compensation Committee of the Board of Directors: Messrs. Drazan, Whitesides and Young. All members of the Committee are independent (as independence is currently defined in the Nasdaq listing standards).

            The Compensation Committee met four times during 2010. Mr. Winningham, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Shafer, our General Counsel, and Mr. Driver, our Vice President, Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

            The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the Committee rather than our management and its fees are approved by the Committee. FW Cook provides the Committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the Committee on new developments in areas that fall within the Committee's jurisdiction and is available to advise the Committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors.

            The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the Committee reviews the compensation of the directors and recommends to the Board any changes to the compensation of the directors.

    Nominating/Corporate Governance Committee

            The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprised the Nominating/Corporate Governance Committee during 2010: Messrs. Malkiel (since February 10, 2010), Waltrip and Young. From January 1 through February 9, 2010, Robert V. Gunderson, Jr. served on this committee. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee met two times during 2010.

            Our Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating/Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating/Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

            The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder-Director Communications Policy. Our Stockholder-Director Communications Policy can be found on the corporate governance section of our website at www.theravance.com.

    Science and Technology Advisory Committee

            The Science and Technology Advisory Committee of the Board of Directors reviews and discusses scientific and technological matters affecting the Company. The Science and Technology Advisory Committee also identifies scientific and technological matters that may affect the Company in the future, and develops strategies to address these issues in our research plans. The Science and Technology Advisory Committee reports to the Board periodically. Five directors comprise the Science and Technology Advisory Committee: Drs. Levine, Malkiel, Ringrose and Whitesides and Mr. Winningham. The Science and Technology Advisory Committee met one time during 2010.

    Stock Option Committee

            The Stock Option Committee, of which Mr. Winningham is the sole member, may grant equity awards under the 2004 Equity Incentive Plan, as amended ("Incentive Plan") to employees who are not executive officers. During 2010, the Stock Option Committee did not meet, but acted by written consent nine times.

    New Hire Award Committee

            The New Hire Award Committee, of which William Young was the sole member, was authorized to grant equity awards to newly hired employees under the 2008 New Employee Equity Incentive Plan, as amended ("2008 Plan"). During 2010, the New Hire Award Committee did not meet, but acted by written consent two times. With stockholders' approval of the amendment and restatement of the Incentive Plan on April 27, 2010, no further equity awards have been or will be issued under the 2008 Plan, and therefore the New Hire Award Committee was disbanded.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Each of Jeffrey M. Drazan, George M. Whitesides, Ph.D. and William D. Young served on the Compensation Committee of the Board of Directors during 2010. None of the members of the Compensation Committee was at any time during the 2010 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

            We currently have a single individual serving as our Chairman of the Board of Directors and our principal executive officer. Mr. Winningham has served as our Chief Executive Officer since October 2001 and as Chairman of the Board of Directors since April 2010. Mr. Waltrip has served as lead independent director since April 2005. In his role as lead independent director, Mr. Waltrip provides a source of Board of Directors leadership complementary to that of Mr. Winningham as Chairman of the Board of Directors. As the lead independent director, Mr. Waltrip coordinates the activities of the other independent directors, including coordinating with the Chairman an appropriate schedule of Board of Directors and committee meetings, suggesting to the Chairman agenda topics for meetings of the Board of Directors, coordinating with the Chairman on the quality, quantity and timeliness of information submitted by management to independent directors, developing agendas for and serving as chairman of the executive sessions of the Board of Directors' independent directors, serving as the principal liaison between the independent directors and the Chairman, discussing the results of the Chief Executive Officer's performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, delivering the results of the evaluation to the Chief Executive Officer, and coordinating with the General Counsel and Corporate Secretary responses to questions and/or concerns from stockholders, employees, or other interested parties. Our

Board believes that the combined role of Chairman and Chief Executive Officer, while balanced with our use of a lead independent director, facilitates centralized board leadership in one person, so there is no ambiguity about accountability. In addition, given the relatively small size of our company and the location of all of our operations in a single location, our Board of Directors believes that Mr. Winningham's leadership as both Chairman and Chief Executive Officer is appropriate.

RISK OVERSIGHT MANAGEMENT

            Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. In addition, during meetings of our Scientific and Technology Advisory Committee, the committee addresses scientific and technological risks facing our company. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

MEETINGS OF THE BOARD OF DIRECTORS

            The Board of Directors met nine times during 2010. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

            Stockholders interested in communicating with the Board or a particular director should send correspondence to Theravance, Inc. at 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the number of shares of the Company's stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our Stockholder-Director Communications Policy, the Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

            The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on December 15, 2010, is available on the corporate governance section of our website at www.theravance.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

2010 DIRECTOR COMPENSATION

            Non-employee directors of the Company are paid compensation for services provided as a director. Each member of our Board who is not an employee is paid a $35,000 annual retainer as well as $1,000 for each board and committee meeting attended ($500 for scheduled in-person meetings that a board member attends by video or telephone conference). Through April 26, 2010, the chairpersons of the Compensation Committee, the Nominating/Corporate Governance Committee and the Science

and Technology Advisory Committee were paid $2,000 for each committee meeting attended ($1,000 for scheduled in-person meetings that a board member attends by video or telephone conference), and the chairperson of the Audit Committee was paid $3,000 for each audit committee meeting attended ($1,500 for scheduled in-person meetings that a board member attends by video or telephone conference). Commencing on April 27, 2010, instead of these additional per-meeting fees for chairpersons of the committees of the Board, the chairperson of the Audit Committee is paid a fixed retainer in the amount of $20,000, the chairperson of the Compensation Committee is paid a fixed retainer of $13,000, and the chairperson of the Nominating/Corporate Governance Committee and the Science and Technology Advisory Committee is paid a fixed retainer in the amount of $10,000. The lead independent director also is paid a fixed retainer in the amount of $20,000. For 2010, these retainers were pro-rated based on a commencement date of April 27, 2010. Dr. Vagelos was paid a flat retainer of $29,167 for his service as Chairman of the Board from January 1, 2010 until April 27, 2010, when his service as a director ceased. The members of our Board are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

            Each of our non-employee directors is compensated with equity as well, with periodic automatic grants of equity awards under a program implemented under our Incentive Plan. These grants are non-discretionary. Only non-employee directors of the Company or affiliates of such directors are eligible to receive automatic grants under the Incentive Plan. Under the program, as amended in July 2010, each individual who first becomes a non-employee director will, on the date such individual joins the Board, automatically be granted (i) a one-time grant of restricted stock unit awards ("RSUs") covering 6,000 shares of our Common Stock and (ii) a one-time nonstatutory stock option grant covering 6,000 shares of our Common Stock. Prior to the program's amendment in July 2010, each individual who first became a non-employee director received, on the date the individual joined the Board, an automatic grant of RSUs covering 12,000 shares of our Common Stock. These initial equity grants will vest monthly over the director's first two years of service. In addition, on the date of joining the Board, the new director will also receive the standard annual equity award (if joining on the date of our Annual Meeting of Stockholders) or a pro-rated annual equity award (if joining on any other date), as described below. The pro-ration will be based upon the number of months of service the new Board member will provide before the next Annual Meeting of Stockholders. Annually, upon his or her re-election to the Board at the Annual Meeting of Stockholders, each non-employee director automatically will be granted both an RSU covering 6,000 shares of our Common Stock and a nonstatutory stock option covering 6,000 shares of our Common Stock. These standard annual equity awards will vest monthly over the twelve month period of service following the date of grant. In addition, the automatic equity awards vest in full if the Company is subject to a change in control or the Board member dies while in service. Each RSU granted pursuant to the automatic grant program will be settled and shares issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after the director's service terminates or the director's death or (C) the occurrence of a change in control. Each stock option granted pursuant to the automatic grant program will have an exercise price equal to the fair market value of our Common Stock on the date of grant, a term of up to ten years and will remain exercisable for three years following termination of a director's service. In addition to the automatic RSUs and stock options described above, directors are also eligible to receive other equity awards under our Incentive Plan.

            In connection with his decision not to stand for re-election to our Board of Directors in 2010, we entered into a consulting agreement with Dr. Vagelos pursuant to which he will consult with and advise Theravance until December 31, 2011. Pursuant to that agreement, Dr. Vagelos receives a consulting fee of $4,000 per month and his outstanding equity awards continue to vest. In addition, pursuant to his consulting agreement, we agreed that Dr. Vagelos' outstanding options would remain outstanding for the remainder of their terms. Finally, provided Dr. Vagelos continues to provide services to us through December 31, 2011, we agreed to accelerate vesting of 2,408 unvested shares subject to his outstanding RSUs.

            The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2010, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(g)		(h)
Jeffrey M. Drazan	52,500	89,340	43,520	—		185,360
Henrietta Holsman Fore(5)	11,750	197,640	88,900	—		298,290
Robert V. Gunderson, Jr.	44,500	89,340	43,520	—		177,360
Arnold J. Levine	50,167	89,340	43,520	—		183,027
Burton G. Malkiel	71,333	89,340	43,520	—		204,193
Peter S. Ringrose(6)	27,333	178,680	0	10,000	(7)	216,013
P. Roy Vagelos(8)	29,167	0	0	32,000	(9)	61,167
William H. Waltrip	72,000	89,340	43,520	—		204,860
George M. Whitesides	48,000	89,340	43,520	—		180,860
William D. Young	58,667	89,340	43,520	—		191,527

(1)
Includes the annual retainer paid to each director, the retainers paid to the chairperson of each committee and to the lead independent director, as well as fees for attendance at Board and committee meetings. Mr. Drazan's retainer and meeting fees were paid to Sierra Ventures VI, LP of which he is an affiliate.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2010 computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2011 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)
As of December 31, 2010, the above-listed directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Mr. Drazan (18,000); Ms. Fore (9,000); Mr. Gunderson (18,000); Dr. Levine (18,000); Dr. Malkiel (18,000); Dr. Ringrose (12,000); Dr. Vagelos (53,898); Mr. Waltrip (18,000); Dr. Whitesides (18,000); and Mr. Young (18,000).

(4)
As of December 31, 2010, the above-listed directors held outstanding options to purchase the following number of shares of our Common Stock: Mr. Drazan (78,612); Ms. Fore (9,000); Mr. Gunderson (78,612); Dr. Levine (78,612); Dr. Malkiel (42,000); Dr. Vagelos (744,355); Mr. Waltrip (78,612); Dr. Whitesides (78,612): and Mr. Young (100,116).

(5)
Ms. Fore was appointed to our Board of Directors on October 20, 2010.

(6)
Dr. Ringrose was elected to our Board of Directors on April 27, 2010.

(7)
Represents consulting fees earned prior to Dr. Ringrose's election to our Board of Directors.

(8)
Dr. Vagelos' service on our Board of Directors ended on April 27, 2010.

(9)
Represents consulting fees earned after cessation of Dr. Vagelos' service on our Board of Directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

            In July 2010 the Board adopted stock ownership guidelines for non-employee directors. Pursuant to these guidelines, beginning on the later of July 20, 2015 or after five years of service, non-employee directors are expected to hold shares of our Common Stock (including RSUs, and whether or not vested) with a value equal to at least three times their annual base cash retainer. All non-employee directors with at least one year of service on our Board will own shares of our Common Stock or vested RSUs.

 PROPOSAL 2

APPROVAL OF AMENDMENT TO 2004 EMPLOYEE STOCK PURCHASE PLAN

            The Company is asking stockholders to approve an amendment to the Theravance, Inc. 2004 Employee Stock Purchase Plan (the "ESPP") to increase the number of authorized shares of our Common Stock issuable thereunder by 550,000 shares from 1,475,000 shares to 2,025,000 shares.

            Theravance established the ESPP in connection with its initial public offering to provide employees of Theravance and designated parent or subsidiary corporations (collectively, the "participating companies") an opportunity to participate in the ownership of Theravance by purchasing its Common Stock through payroll deductions. The ESPP is intended to benefit Theravance as well as its stockholders and employees. The ESPP gives employees an opportunity to purchase shares of Common Stock at a favorable price. Theravance believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the performance of Theravance. Theravance will also benefit from the periodic investments of equity capital provided by participants in the ESPP. The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code.

            Our Compensation Committee approved this amendment to the ESPP in February 2011. If the stockholders do not approve the amendment to the ESPP, the amendment will be rescinded and the ESPP will continue in effect in accordance with its existing terms.

Description of Material Terms of ESPP

            The principal terms and provisions of the ESPP are summarized below. The summary, however, is not intended to be a complete description of all the terms of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, which is attached hereto as Appendix A. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

            Administration.    The Compensation Committee of the Board of Directors, which is comprised of two or more members of our Board of Directors, administers the ESPP. All costs and expenses incurred in administration of the ESPP are paid by Theravance without charge to participants.

            Eligibility.    Generally, any individual who is customarily employed by a participating company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the ESPP. Although officers have always been excluded from participation in the ESPP, the Board of Directors may elect to permit participation by officers in the future.

            As of February 14, 2011, approximately 173 employees and no officers were eligible to participate in the ESPP.

            Securities Subject to ESPP.    The securities available for purchase under the ESPP are shares of our Common Stock. 1,475,000 shares of our Common Stock have been authorized for issuance under the ESPP, without giving effect to the 550,000-share increase that is the subject of this Proposal No. 2. As of February 14, 2011, 130,448 shares remained available for purchase under the ESPP, without giving effect to the 550,000-share increase that is the subject of this Proposal No. 2.

            Offering Periods.    The ESPP is implemented by offering periods that generally have a duration of 24 months; each offering period is comprised of a series of one or more successive purchase periods, which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. The Compensation Committee in its discretion may vary the beginning date and ending date of the offering periods and may vary the duration of an offering period or purchase period, provided no offering period shall exceed 27 months in length. Currently, a new offering period commences on May 16 and November 16 of each calendar year or on such other date selected by the Board of Directors or the Compensation Committee.

            Each participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

            Purchase Price.    The purchase price per share under the ESPP is 85% of the lower of (i) the fair market value of a share of Common Stock on the last day before commencement of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the last day of the purchase period. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq Global Market.

            Limitations.    The ESPP imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

  •
  A participant may not purchase more than 2,500 shares on any one purchase date.

  •
  A participant may not purchase Common Stock under the ESPP that exceeds the following monetary limit: (i) $25,000 minus the fair market value of the Common Stock that the participant previously purchased under the ESPP in the current calendar year in the case of Common Stock purchased during an offering period that commenced in the current calendar year; (ii) $50,000 minus the fair market value of the Common Stock that the participant previously purchased under the ESPP in the current calendar year and the immediately preceding calendar year in the case of Common Stock purchased during an offering period that commenced in the immediately preceding calendar year; and (iii) $75,000 minus the fair market value of the Common Stock that the participant previously purchased under the ESPP in the current calendar year and in the two immediately preceding calendar years in the case of Common Stock purchased during an offering period that commenced in the second preceding calendar year. For purposes of such limit, the fair market value of the Common Stock shall be determined as of the beginning of the offering period in which such Common Stock is purchased.

  •
  An employee is not eligible to participate in the ESPP if he or she owns stock or outstanding options or rights to purchase stock (including a right granted under the ESPP) possessing 5% or more of the total combined voting power or value of all classes of stock of Theravance or any of its parent or subsidiary corporations.

  •
  In no event may a participant's payroll deductions for a semi-annual purchase period be less than 1% nor more than 15% of the participant's cash compensation paid during a purchase period.

            Purchase rights under the ESPP are not transferable other than by beneficiary designation or by the laws of descent and distribution.

            Payment of Purchase Price; Payroll Deductions.    Shares are purchased under the ESPP through after-tax payroll deductions. All cash proceeds received by Theravance from payroll deductions under the ESPP are credited to a non-interest bearing book account. A participant's payroll deductions may not exceed 15% of the participant's cash compensation paid during a purchase period.

            On the last day of each purchase period, each participant will be deemed to have elected to purchase up to a number of shares of our Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described above). Unless the Compensation Committee determines otherwise, no fractional shares will be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for use in the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the ESPP except to the extent required by applicable law.

            Proration of Purchase Rights.    If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the ESPP, a pro rata allocation of the shares remaining shall be made as provided in the ESPP.

            Termination and Change to Payroll Deductions.    Participants may increase or decrease the level of their payroll deductions during a purchase period as permitted by the Compensation Committee. Once enrolled in the ESPP, a participant shall continue to participate in the ESPP until the earlier of (i) the termination of the participant's employment or status as an eligible employee or (ii) the participant discontinues further payroll contributions. Contributions may also be suspended if a participant reaches the monetary limit described above ($25,000, $50,000 or $75,000 depending on the start of the offering period in question). Upon termination of participation in the ESPP, any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded. If a participant's contributions are suspended as a result of the monetary limit described above, then payroll deductions will automatically resume at the beginning of the earliest purchase period in the next calendar year.

            Adjustments.    If any change in our Common Stock occurs (through re-capitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without Theravance's receipt of consideration), appropriate adjustments shall be made to the maximum number of shares subject to the ESPP, to the maximum number of shares purchasable by each participant on any one purchase date, and the number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

            Amendment and Termination.    Our Board of Directors may amend, suspend or terminate the ESPP at any time. Unless sooner terminated by the Board of Directors, the ESPP shall continue in effect until the earlier of (i) May 27, 2024, (ii) the date on which all shares available for issuance under the ESPP shall have been issued or (iii) the occurrence of a corporate transaction (as described below), unless the ESPP is assumed or continued by the surviving corporation. Stockholder approval of any amendments to the ESPP will be obtained to the extent required by applicable law.

            Corporate Transaction.    In the event of (i) a merger or consolidation of Theravance with or into another entity or any other corporate reorganization or (ii) the sale, transfer or other disposition of all or substantially all of the assets of Theravance or the complete liquidation or dissolution of Theravance, the offering periods and purchase periods then in progress will terminate unless the ESPP is continued or assumed by the surviving corporation. In the event of the termination of the ESPP, each outstanding purchase right will automatically be exercised immediately before consummation of the corporate transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to 85% of the lower of the fair market value per share of our Common Stock on the start date of the offering period or the fair market value per share of our Common Stock immediately prior to the effective date of such corporate transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

            The grant of purchase rights under the ESPP will in no way affect the right of Theravance to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Summary of Federal Income Tax Consequences.

            The following is only a summary of the principal United States Federal income tax consequences to the participant and Theravance with respect to the ESPP, based on advice received from counsel to Theravance regarding current United States Federal income tax laws. This summary is not intended to be exhaustive and among other things, does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

            The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Under a plan that so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to Theravance, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

            Upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held at least two years from the start of the offering period in which the shares were acquired and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or 15% of the fair market value of the shares on the last trading day before the offering period in which the shares were purchased began.

            If a sale or other disposition of the purchased shares is made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased, then a participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Theravance will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will Theravance be allowed a deduction with respect to the participant's disposition of the purchased shares.

            Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the ESPP.

New Plan Benefits.

            Since purchase rights are subject to discretion, including an employee's decision not to participate in the ESPP, awards under the ESPP for the current fiscal year are not determinable. As of February 14, 2011, 1,344,552 shares have been purchased by employees under the ESPP. The Company's officers and directors have never been permitted to participate in the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

            An amendment to the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 gives stockholders the right to vote to approve, on an advisory basis and no less frequently than once every three years, the compensation of our named executive officers. This is commonly referred to as a "Say On Pay" proposal.

            This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As described further in the "Compensation of Named Executive Officers" section of this Proxy Statement, beginning on page 32, including the "Compensation Discussion and Analysis" and the related tables and narrative, the primary goals of our compensation programs are to fairly compensate employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders. We believe our compensation programs reflect a pay-for-performance philosophy that links potential significant compensatory rewards to achievement of corporate operating goals and increase in stockholder value.

            We made substantial progress during 2010, including, as described further in "Compensation Discussion and Analysis" beginning on page 32, the accomplishment of five out of six of our corporate goals for the year. The goals were selected based on our belief that their achievement would positively impact the Company's value, and our compensation programs reward our employees for achievement of the goals, thereby aligning our employees' incentives with our stockholders' interests. Between December 31, 2009 and December 31, 2010, the price of our Common Stock increased 92%.

            In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on the following resolution:

            RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as disclosed in the 2010 Summary Compensation Table and the accompanying tables and narrative, including "Compensation Discussion and Analysis."

            This Say On Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

 PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

            In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on whether the Company should conduct an advisory vote on executive compensation (commonly referred to as a "Say On Pay" proposal and which is the subject of Proposal 3 this year) every one, two or three years.

            Section 14A of the Exchange Act requires that we conduct a stockholder advisory vote of this nature at least once every six years. This proposal provides our stockholders with the opportunity to cast an advisory vote indicating their preference on how often the Company should include a Say On Pay proposal in its proxy materials for future stockholder meetings. By voting on this proposal, stockholders may indicate their preference for the Company to conduct the Say On Pay vote every year, every two years or every three years or stockholders may abstain from voting.

            Our Board of Directors recommends that a Say On Pay proposal should be included in our proxy materials every year so that our stockholders may annually express their views on our executive compensation programs.

            This vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Notwithstanding the Board of Directors' recommendation and the outcome of the stockholder vote on this Proposal 4, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. The Company's decision as to how frequently it will conduct "Say On Pay" votes will be disclosed via Form 8-K as required by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF CONDUCTING A
STOCKHOLDER ADVISORY VOTE
ON EXECUTIVE COMPENSATION
EVERY YEAR.

 PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

            The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

            The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2010 and December 31, 2009 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2010	2009
	(in thousands)
Audit Fees(1)	$930	$933
Tax Fees(2)	10	50
All Other Fees(3)	—	20

Total Fees	$940	$1,003

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2010 and 2009 and the audit of internal control over financial reporting as of December 31, 2010 and 2009. For the years ended December 31, 2010 and 2009, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q, fees for services associated with our Registration Statement filings on Form S-3 and Form S-8, and accounting consultations.

(2)
For the years ended December 31, 2010 and 2009, tax fees include advisory services.

(3)
For the year ended 2009, all other fees include services for the delivery of materials related to litigation with one of our vendors.

            All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

            The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5.

REPORT OF THE AUDIT COMMITTEE(1)

            The Audit Committee of the Board of Directors consists of the four non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

            The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

            Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of our internal control over financial reporting as of the end of the fiscal year.

            The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 ("10-K").

            The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

            Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

            Submitted by the following members of the Audit Committee:

Burton G. Malkiel, Ph.D., Chairman Jeffrey M. Drazan Henrietta Holsman Fore William H. Waltrip

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

            The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of February 14, 2011 are set forth below:

            Michael W. Aguiar, age 44, joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials Strategic Business Unit. Mr. Aguiar earned a B.S. in Biology from UC Irvine and an M.B.A. in Finance from the University of Michigan.

            Leonard M. Blum, age 50, joined Theravance as Senior Vice President and Chief Commercial Officer in July 2007. Prior to joining Theravance, Mr. Blum served as Senior Vice President of Sales and Marketing at ICOS Corporation. From 1987-2000, Mr. Blum held positions of increasing responsibility in marketing and sales management at Merck & Co. in both U.S. and international markets. Mr. Blum earned an M.B.A. from Stanford University, studied Finance as a Fulbright Fellow at the University of Zurich, and received an A.B. in Economics, magna cum laude, from Princeton University. Mr. Blum served as an officer in the U.S. Army Special Forces.

            David L. Brinkley, age 53, joined Theravance as the Head of Business Development in November 2008. Mr. Brinkley previously served as Senior Vice President, Commercial Development at Theravance from September 2000 through December 2007, when he left to start a consulting practice. From 1996 to 2000 he served as Worldwide Team Leader for Viagra at Pfizer Inc. leading the team that had full responsibility for the global launch and marketing of Viagra. Mr. Brinkley joined Pfizer in 1995 through its acquisition of SmithKline Beecham's Animal Health operations and was Director of new product planning before leading the Viagra launch team. Mr. Brinkley held various management positions with SmithKline from 1983 to 1995. Mr. Brinkley holds an M.A. with honors in International Economics from the School of Advanced International Studies of the Johns Hopkins University and a B.A. in International Relations from Kent State University, where he graduated with University Honors.

            Mathai Mammen, M.D., Ph.D., age 43, co-founded Theravance in 1996. He was promoted to Senior Vice President, Research in January 2008 and has been Senior Vice President, Research & Early Clinical Development since February 2009. He has served in various positions in both the Medicinal Chemistry Department and the Molecular and Cellular Biology Department, most recently as Vice President, Molecular and Cellular Biology, responsible for all molecular pharmacology, molecular biology, cell biology, microbiology and enzymology activities in support of projects in both Research and Development. Dr. Mammen obtained his M.D. from Harvard Medical School/Massachusetts Institute of Technology, and his Ph.D. in Physical Organic Chemistry from Harvard University. Dr. Mammen obtained his B.S. in Chemistry from Dalhousie University in Halifax, Nova Scotia.

            Bradford J. Shafer, age 50, joined Theravance as Senior Vice President, General Counsel and Secretary in August 1999. From 1996 to 1999 he served as General Counsel of Heartport, Inc., a cardiovascular medical device company. From 1993 to 1996 Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP. Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of The Hastings Constitutional Law Quarterly, and a B.A. from the University of the Pacific, where he graduated magna cum laude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 14, 2011 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

            Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

            This table lists applicable percentage ownership based on 82,860,609 shares of Common Stock (including 9,401,499 shares of Class A Common Stock beneficially owned by affiliates of GlaxoSmithKline plc) outstanding as of February 14, 2011. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 14, 2011, restricted stock units that may be exercised or settled on or within 60 days of February 14, 2011, and notes that are convertible into our Common Stock are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock and Class A Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	15,151,499	18.3%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	13,000,000	15.7%
OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	3,571,485	4.3%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	6,380,467	7.7%
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	9,671,740	11.7%
Chesapeake Partners Management Co., Inc.(7) 2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209	3,712,945	4.5%

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock and Class A Common Stock
BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	3,950,747	4.8%
Named Executive Officers and Directors
Rick E Winningham(9)	2,136,993	2.5%
Michael W. Aguiar(10)	645,518	*
Leonard M. Blum(11)	553,946	*
David L. Brinkley(12)	462,908	*
Mathai Mammen, M.D., Ph.D.(13)	582,029	*
Bradford J. Shafer(14)	669,194	*
Jeffrey M. Drazan(15)	295,833	*
Henrietta Holsman Fore (16)	2,500	*
Robert V. Gunderson, Jr.(17)	131,985	*
Arnold J. Levine, Ph.D.(18)	108,072	*
Burton G. Malkiel, Ph.D.(19)	41,500	*
Peter S. Ringrose, Ph.D.	0	*
William H. Waltrip(20)	110,370	*
George M. Whitesides, Ph.D.(21)	787,001	*
William D. Young(22)	104,993	*
All executive officers and directors as a group (15 persons)(23)	6,632,842	7.7%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Based on a Schedule 13D filed with the Securities and Exchange Commission on December 9, 2010. Includes 2,580,645 shares of Class A Common Stock and 5,750,000 shares of Common Stock held of record by Glaxo Group Limited. Also includes 6,820,854 shares of Class A Common Stock held of record by GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation). Glaxo Group Limited and GlaxoSmithKline LLC each are wholly-owned subsidiaries of GlaxoSmithKline plc. The percentage of shares beneficially owned by GlaxoSmithKline plc is based on its beneficial ownership of 9,401,499 shares of Class A Common Stock, which constitutes 100% of the Class A Common Stock as a class, and 5,750,000 shares of Common Stock, which constitutes 7.8% of our outstanding Common Stock as a class.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on April 12, 2010. Constitutes 17.7% of our outstanding Common Stock as a class. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011. Constitutes 4.9% of our outstanding Common Stock as a class. OppenheimerFunds, Inc. ("Oppenheimer") has shared voting and dispositive power over all 3,571,485 shares. For purposes of the Exchange Act, Oppenheimer is deemed to be a beneficial owner of such securities; however, Oppenheimer expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011. Constitutes 8.7% of our outstanding Common Stock as a class. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 14, 2011 and on which the information reported herein is based. Constitutes 13.2% of our outstanding Common Stock as a class.

(7)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011. Constitutes 5.1% of our outstanding Common Stock as a class. Each of Chesapeake Partners Management Co., Inc., Mark D. Lerner and Traci Lerner may be deemed to have voting and investment power over the shares held by Chesapeake Partners Management Co., Inc.

(8)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011. Constitutes 5.4% of our outstanding Common Stock as a class.

(9)
Constitutes 2.8% of our outstanding Common Stock as a class. Includes 1,506,449 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 18,476 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011.

(10)
Includes 335,250 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 9,238 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011.

(11)
Includes 180,417 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 8,505 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011.

(12)
Includes 256,526 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 6,382 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011.

(13)
Includes 234,456 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 8,467 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011.

(14)
Includes 185,865 shares subject to options exercisable within 60 days of February 14, 2011. Also includes 8,116 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011. Also includes 5,798 shares issuable upon conversion of convertible notes in the aggregate principal amount of $150,000.

(15)
Includes 78,112 shares subject to options exercisable within 60 days of February 14, 2011, 123,424 shares issuable upon conversion of convertible notes in the principal amount of $3,193,000 held by Sierra Ventures VI, L.P. and 2,702 shares issuable upon conversion of convertible notes in the principal amount of $69,906 held by SV Associates VI, L.P. as nominee for Mr. Drazan. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Mr. Drazan is one of the general partners, in addition to David C. Schwab and Peter C. Wendell, of SV Associates VI, L.P. and exercises shared voting and investment power over the shares held by Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P.

(16)
Includes 2,500 shares subject to stock options exercisable within 60 days of February 14, 2011.

(17)
Includes 6,451 shares held by Marshall & Ilsley for the benefit of Mr. Gunderson and 5,709 shares held by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("GD"). Mr. Gunderson disclaims beneficial ownership of the shares held by GD except to the extent of his pecuniary interest therein. Includes 78,112 shares subject to options exercisable within 60 days of February 14, 2011.

(18)
Includes 78,112 shares subject to stock options exercisable within 60 days of February 14, 2011.

(19)
Includes 41,500 shares subject to stock options exercisable within 60 days of February 14, 2011.

(20)
Includes 78,112 shares subject to stock options exercisable within 60 days of February 14, 2011.

(21)
Constitutes 1.1% of our outstanding Common Stock as a class. Includes 170,318 shares held of record by the Deborah L. Anderson, Trustee, Whitesides Family 1998 Irrevocable Trust. Includes 78,112 shares subject to stock options exercisable within 60 days of February 14, 2011.

(22)
Includes 99,616 shares subject to stock options exercisable within 60 days of February 14, 2011.

(23)
Includes an aggregate of 3,233,139 shares subject to options exercisable within 60 days of February 14, 2011, 59,184 shares subject to restricted stock units that will vest and be settled within 60 days of February 14, 2011, and 131,924 shares issuable upon conversion of convertible notes in the aggregate principal amount of $3,412,906.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

            We believe that during the fiscal year ended December 31, 2010, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

            This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and offers perspective on the data presented in the tables and narrative that follow.

Executive Summary

            During 2010 we made substantial progress and accomplished significant goals relating to our development programs. At the beginning of 2010, we set out to achieve six specific performance goals. These goals were developed in a manner consistent with our historic practice of setting annual performance goals which are sufficiently aggressive that we are unlikely to achieve all of them. By the end of the year, we had accomplished five of the six goals described below. In addition, on December 31, 2009, the closing price of a share of our common stock was $13.07, and on December 31, 2010, the closing price of a share of our common stock was $25.07, representing a year-over-year increase of 92%.

            The achievement of our goals affected the 2010 compensation of our named executive officers as follows:

  •
  Based on our achievement of five of the six goals, pursuant to our annual cash incentive plan, the Compensation Committee approved cash bonuses for the named executive officers with a baseline of the officer's bonus target multiplied by the aggregate weighted value of the accomplished goals under the plan as established at the beginning of 2010. The Compensation Committee also exercised its discretion to increase actual cash bonuses awarded to certain of our named executive officers to reflect overachievement of our financing goal.

  •
  The vesting of half of the replenishment restricted stock unit awards (RSUs) granted to the named executive officers in early 2010 was contingent upon the achievement of two performance goals: the successful completion of the (1) Phase 1 clinical study for the lead compound in our MonoAmine Reuptake Inhibitor, or MARIN, program, and (2) Phase 2a clinical study for the lead compound in our oral peripherally selective mu-opioid receptor antagonist, or PµMA, program. The PµMA program goal was achieved in late 2010, which commenced the time-based vesting, over a total of approximately four years from the date of grant, of 50% of the performance-contingent RSUs related to that goal. In early 2011, the Compensation Committee certified that the MARIN goal had been achieved, which commenced the time-based vesting, over a total of approximately four years from the date of grant, of the remaining half of the performance-contingent RSUs related to the MARIN goal.

            Both our annual cash incentive program and the performance-contingent RSUs reflect our compensation philosophy of providing compensation at the 75th percentile of pay practices of our peer group, but only when targeted levels of performance are achieved. Actual compensation would fall below the 75th percentile when targeted performance is not achieved. We believe this philosophy is justified by the Company's high performance expectations.

            Merit increases in base salary for the named executive officers at the beginning of 2010 were a modest 1%, with our CEO receiving no increase in salary. However, a competitive analysis conducted by our outside compensation consultant discussed below revealed that the base salaries of certain of our named executive officers were below the median of our peer group, and at the mid-year review meeting in July 2010, the Compensation Committee approved increases to the base salaries for two of these officers, bringing their salaries to between the median and the 75th percentile of our peer group. Consistent with our practice of not providing perquisites except in special circumstances where the

Compensation Committee deems them warranted, during 2010 we provided no perquisites to executive officers which were not provided to all employees. During 2010 there were no new agreements with executive officers covering potential payments upon termination or change in control entered into, nor were there any material amendments to such existing named executive officer agreements.

Compensation Philosophy and Objectives

            As a biopharmaceutical company, we operate in an extremely competitive, rapidly changing and heavily regulated industry. We believe that the skill, talent, judgment and dedication of the executive officers and our other key employees are critical factors affecting our long-term stockholder value. Therefore, our goal is to maintain a compensation program that will fairly compensate employees, attract and retain highly qualified employees, motivate the performance of employees towards, and reward the achievement of, clearly defined corporate goals, and align employees' long-term interests with those of our stockholders. We also set a number of aggressive annual performance goals that, if all or substantially all are achieved, we believe would represent superior, above target performance.

            Our executive officer compensation philosophy is to (1) provide overall compensation, when targeted levels of performance are achieved, which is at the 75th percentile of pay practices within a peer group selected, among other criteria, for similarities in size, business model and stage of development, and (2) emphasize equity compensation over annual cash compensation to attract and retain officers and align the majority of their compensation with long-term stockholders' interests. The Compensation Committee also believes, however, that superior performance above target may on occasion warrant compensation above the 75th percentile of the Company's peer group. Our annual cash incentives and a portion of our longer term incentives, such as our performance-contingent equity awards, are tied to our achievement of corporate operating goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value.

            The difficulty of achieving our goals in the time frames specified is a significant reason for our compensation philosophy. Our annual and longer-term operating goals, which generally relate to the successful discovery, development, and regulatory approval of our compounds, are aggressive. The business of discovering novel compounds and developing them as potential medicines is extremely risky and the current regulatory environment for new drug approvals is highly uncertain. In addition, the time frames within which our operating goals must be achieved in order to earn annual incentive compensation are short. Furthermore, while we have less control over the progress and timing of development programs that we have licensed to our collaborative partners, our officers spend a great deal of time and energy working with our partners to progress those programs, and to the extent practicable we hold those programs to goal expectations as rigorous as those for our own development programs that we are progressing internally.

            We do not have stock ownership guidelines for our officers because officer compensation is set within a market range and is primarily performance-based and high risk. In addition, we believe the minority of development-stage biopharmaceutical companies impose stock ownership guidelines, so ownership requirements would put Theravance at a competitive disadvantage.

Compensation Committee

            The Compensation Committee of our board of directors is comprised of three non-employee members of the board of directors. The Compensation Committee's basic responsibility is to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. In fulfilling this responsibility, the Compensation Committee reviews the performance of each named executive officer twice each year. The CEO, as the manager of the executive team, assesses the executives' contributions to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and annual replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him.

            The Compensation Committee reviews all components of the named executive officers' compensation when we provide the Compensation Committee with compensation "tally sheets" for each executive officer toward the end of each year. The information in these tally sheets is used by the Compensation Committee to assist it in analyzing existing compensation and any proposed changes in compensation for each named executive officer. The tally sheets present the total value of all elements of compensation broken down by components, including base salary, annual bonus and longer-term incentives. The values of the bonus and other incentives that are tied to performance conditions are based on our best estimate of the number of annual goals that will be achieved by the end of the current year. The tally sheets also present compensation information for the previous two years as an executive officer, and estimated compensation for the following year, assuming performance is at target. The tally sheets also present the named executive officer's: (i) equity grant history; (ii) vested and unvested potential gain on equity awards at a series of stock prices and points in time; and (iii) stock option exercise history over the past three years. Further, the tally sheets present an estimate of the compensation that would be delivered should the executive's employment be terminated under various scenarios in connection with a change-in-control assuming a termination date of the last day of the current year. A dollar value is affixed to the compensation information in the tally sheets under the various payout scenarios. The Company does not provide a non-qualified deferred compensation program or a supplemental executive retirement plan. Generally the Company does not provide perquisites or other personal benefits to named executive officers.

            The tally sheets help the Compensation Committee to track changes in an officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each named executive officer. They also provide insight into the aggregate values accumulated from all historical equity awards and the potential costs of severance that result from the current severance program. In addition to the information and analyses supplied to the Compensation Committee as described above and in the peer group segment below, members of management support the Compensation Committee in its work from time to time and the Committee's independent executive compensation consultant provides compensation analyses, in each case, at the Committee's request.

Compensation Consultant

            The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority and as described in the "Compensation Committee" section beginning on page 33, the Compensation Committee confers from time to time with its independent executive compensation consultant, Frederic W. Cook & Co. ("FW Cook"). FW Cook is retained by and reports directly to the Compensation Committee and its role is to assist and advise the Compensation Committee on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to retain and dismiss its outside compensation consultants.

Peer Group

            The Compensation Committee most recently revised our peer group in late 2009, taking into account the advice of FW Cook based on its review of biopharmaceutical companies that were similar to Theravance in market capitalization, development stage and business model. The objective was to find companies with FDA approved drugs (or compounds that were close to approval), while also having market capitalizations that were generally within one-third to three times that of Theravance at the time the peers were chosen, with Theravance's market capitalization in the mid-range of the group. The Compensation Committee intends to continue reviewing and revising the peer group periodically to ensure that it continues to reflect companies of a similar size and development stage as Theravance.

Peer Group
Alkermes	Nektar Therapeutics
Amylin Pharmaceuticals	Onyx Pharmaceuticals
Cubist Pharmaceuticals	OSI Pharmaceuticals*
Human Genome Sciences	Regeneron Pharmaceuticals
Incyte Corporation	Salix Pharmaceuticals
Intermune	Seattle Genetics
ISIS Pharmaceuticals	United Therapeutics
Medicines Company	XenoPort
Medicis Pharmaceuticals	Zymogenetics*

*  Acquired following inclusion in the peer group and no longer publicly traded.

Principal Elements of Compensation

            Base Salaries.    Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. The base salary for each named executive officer is targeted at the 75th percentile compared to similar positions in the peer companies. However, the compensation market data provide only a reference point for the Compensation Committee. The Company's base salary levels may exceed the 75th percentile target for certain named executive officers due to the intensely competitive environment for highly qualified employees in this industry and the roles, competency and experience of the individual. We review base salaries for the named executive officers annually, generally in the first quarter of each year. We determine a target percentage for annual merit increases based in part on data from companies in the Radford Global Life Sciences Survey. This survey is comprised of data from approximately 500 U.S. life science companies with annual revenues ranging from $0 to over $1 billion. The CEO proposes salary adjustments to the Compensation Committee based on any changes in competitive market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the named executive officers. For 2010, the Compensation Committee approved an annual merit increase of 1% for named executive officers other than our CEO, who at his own request received no merit increase. This salary increase was lower than in past years based on the economic climate at the time and the concomitantly lower salary increases made by the local companies in our industry.

            In late 2009 and early 2010, FW Cook assisted the Committee with a compensation review, performing a competitive analysis of base salary, bonus targets and equity compensation for named executive officers at Theravance and at our peer group companies (the "2010 Competitive Analysis"). The results of the 2010 Competitive Analysis reflected that the salaries of our Senior Vice President, Chief Financial Officer and our Senior Vice President, Research and Early Clinical Development were below the median of our peer group. At the annual mid-year executive officer performance reviews in July 2010, our Vice President, Human Resources presented a summary of the 2010 Competitive Analysis to the Compensation Committee and based on this analysis our CEO recommended a 7.5% salary increase for our Chief Financial Officer and a 14% salary increase for our Senior Vice President, Research and Early Clinical Development. The Compensation Committee approved these two salary adjustments, effective on July 1, 2010, which brought their annualized salaries to between the median and the 75th percentile of our peer group.

            Annual Cash Incentive Compensation.    Annual cash incentives for our named executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual incentive awards for our named executive officers are determined on the basis of our achievement of specific performance goals that are established at the beginning of the fiscal year and are clearly communicated, measurable and consistently applied. However, the Compensation Committee has complete discretion to increase or decrease actual cash bonus awards if it believes the situation (including an officer's individual performance) warrants it. The target bonus for each executive is stated in terms of a percentage of the officer's annualized base salary for the year. The target bonus percentages, which are based on the results of the 2010 Competitive Analysis and were approved by the Compensation Committee in February 2010, are 50% for senior vice presidents and 60% for our CEO, and bring the combination of the named executive officers' salary and target cash incentive between the median and 75th percentile of the peer group. This target bonus opportunity represents the annual cash bonus the executive would be eligible to receive under the annual cash incentive plan if goals with an aggregate weight of 100% are achieved during the applicable year. The 2010 goals and weighting system for the annual cash incentive plan are described below.

            Early in 2010, the Board of Directors approved the corporate performance objectives and goals for the upcoming year. Senior management then proposed percentage weights to be allocated to these goals, with higher weights given to those goals that we believed would have a greater impact on the Company's value and/or would be more challenging to achieve within the time frame specified. The Compensation Committee evaluated and approved the final goal weightings. Given the number of Theravance-discovered potential medicines in active research and/or development, our emphasis on research and discovery, the highly uncertain regulatory environment, and the efforts required to manage our collaborations with other companies, we established more goals than we believed could reasonably be achieved. For this reason, the cumulative weighting of all goals added up to 150% since the likelihood of achieving all of the goals and a payout based on 150% of target was considered extremely low. At the end of 2010, the Compensation Committee assessed the Company's performance against the goals and established the cash bonus pool for all of our employees based on achievement of those goals and the exercise of its discretion.

            The goals comprising our cash bonus program for 2010 were:

    1.
    completing a financing, out-licensing and/or other strategic financing partnership totaling $200 million in the aggregate;

    2.
    U.S. regulatory approval and launch of telavancin for the treatment of nosocomial pneumonia;

    3.
    initiation of the RELOVAIR™ Phase 3 asthma clinical program by our partner GlaxoSmithKline plc and its affiliates ("GSK");

    4.
    initiation of a muscarinic antagonist-beta2 agonist, or MABA, Phase 2b clinical study by our partner GSK;

    5.
    successful completion of a Phase 2a "proof-of concept" clinical study in our oral peripherally selective mu-opioid receptor antagonist, or PµMA, program; and

    6.
    successful completion of a Phase 1 clinical study in our MonoAmine Reuptake Inhibitor, or MARIN, program.

            Each of these performance goals applied equally to all of our named executive officers as well as to all of our other employees. As of December 31, 2010, we had achieved all of these performance goals except for goal number 2, with combined weightings equaling 120% of the target for 2010. Due to the significance of the financing goal in 2010 and our over-achievement of that goal (raising $222 million rather than the target of $200 million), the Compensation Committee increased the cash bonus pool for all employees to 125.5% of target. Similarly, the Compensation Committee exercised its discretion to increase the bonuses payable to certain of our named executive officers to 125.5% of target by increasing the weighting of the financing goal to reflect its over-achievement. Our named executive officers earned 2010 bonuses equal to $596,987 in the case of Mr. Winningham (125.5% of target), $270,000 in the case of Mr. Aguiar (130% of target), $228,832 in the case of Mr. Blum (120% of target), $238,450 in the case of Dr. Mammen (125.5% of target) and $237,666 in the case of Mr. Shafer (125.5% of target). With respect to Mr. Aguiar, the Compensation Committee increased his bonus amount to 130% of target in recognition of his significant leadership role in the financings. With respect to Mr. Blum, the Compensation Committee did not increase his bonus above 120% of target as he had a lesser role in the financings than the other named executive officers. These amounts are reflected in the Bonus and Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 45.

            Equity Incentive Compensation.    The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require the market value of our common stock to increase before they are valuable; (ii) performance-contingent restricted stock units (or RSUs) and restricted stock awards (or RSAs), the right to which is dependent upon successful completion of corporate performance goals; and (iii) RSUs or RSAs with time-based vesting. We do not use a targeted cash/equity split to set officer compensation.

            Generally, in order to align the officer's interests with those of our stockholders, a significant stock option grant is made to a named executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Annual replenishment equity awards generally are considered during the first quarter of each year, and additional equity awards may be made in connection with an officer earning a promotion or taking on additional duties or for retention purposes in certain circumstances. In recent years options have been used primarily as a hiring incentive, with annual replenishment awards provided in the form of RSUs and RSAs.

            Replenishment equity awards are awarded annually based on recommendations to the Compensation Committee from the CEO, and are typically within a 75th percentile guideline range benchmarked by FW Cook to ensure the Company's pay philosophy is being executed. Replenishment equity awards generally vest over a four-year period. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time. Annual replenishment equity award grants to all employees generally are made during the first quarter of each year at a meeting of the Compensation Committee following annual employee performance reviews.

            From 2008 through 2010, annual replenishment equity awards were made in the form of RSUs rather than stock option grants. The Company's decision to use RSUs for annual replenishment equity awards was based on a desire to reduce short-term dilution and stock plan share usage, while simultaneously maintaining competitive rewards to retain employees. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee if the employee remains employed at the Company until the RSUs vest. The compensation value of RSUs does not depend solely on future stock price increases. While unvested, the RSU value is highly retentive and it also maintains alignment between the interests of stockholders and of management. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, while the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options and the Company can offer comparable compensation value with fewer shares and less dilution for our stockholders. In 2011 the Company used RSAs for annual replenishment equity grants to its named executive officers since RSAs provide the same benefits as RSUs in terms of reducing short-term dilution and stock plan usage but also give the holder voting rights with respect to the underlying shares.

            Pursuant to our compensation philosophy of providing compensation at the 75th percentile of pay practices of our peer group when targeted levels of performance are achieved, the annual replenishment equity awards for executive officers are geared to the 75th percentile among our peer group. Half of the RSU replenishment awards made to named executive officers in 2010 were contingent upon the achievement of two performance goals, with each goal tied to 25% of the total award. The other half of the 2010 replenishment awards vest in equal quarterly installments over approximately four years. The 2010 replenishment awards were at the 75th percentile among our peer group if both performance goals were achieved. The two performance goals were: (1) successful completion of the Phase 1 clinical study for the lead compound in our MARIN program, and (2) successful completion of a Phase 2a clinical study for the lead compound in our PµMA program, in each case by December 31, 2011. As noted above in the Executive Summary, one of these goals was achieved in late 2010, which commenced the time-based vesting, in equal quarterly installments over a total of approximately four years from the date of grant, of 50% of the half of the RSUs that was performance-contingent. In February 2011, the Compensation Committee certified that the other goal had been achieved, commencing the time-based vesting of the remaining half of the RSUs that was performance-contingent.

2011 Retention and Incentive Equity Compensation

            To promote senior officer retention and ensure strong alignment between named executive officers and our stockholders, the Compensation Committee reviewed the vested/unvested equity value of each of our senior officers in early 2011. Based upon this review, it was determined that the unvested-to-vested ratio among the officers, in particular the CEO, presented a potential retention risk. As a result, the Committee adopted a Special 2011 Long-Term Retention and Incentive Program and a modified 2011 replenishment RSA grant as described below. The first quarter timing of the awards was consistent with the Company's historical practice, which is to grant equity at the same time as the previous year's bonus performance is being evaluated, salary increases are being considered, officer performance reviews are occurring, and goals are being set for the upcoming annual cash bonus plan. These 2011 equity awards are described below, but are not included in the Summary Compensation Table or the Grants of Plan Based Awards Table included in this proxy statement. The awards will be described in more detail in the next year's proxy statement.

            Special 2011 Long-Term Retention and Incentive Program.    In February 2011 the Compensation Committee adopted a special long-term retention and incentive program in which its named executive officers participate (the "2011 Program"). The 2011 Program is designed to reward named executive officers for achievement of specific business objectives that the Compensation Committee views as important value drivers for the Company's business over an extended period of time, and to encourage these valuable employees to remain with the Company.

            The 2011 Program has two components. First, the 2011 replenishment RSA each named executive officer received was larger than in prior years, reflecting a partial "front load" of a portion of the annual replenishment RSA each officer could expect to receive over the 2011-2013 time period. Second, a portion of the 2012 and 2013 annual replenishment RSA grants that the named executive officers would normally be eligible to receive were foregone and replaced with a significant long-term performance-contingent RSA, offering the opportunity to earn higher value over the 2011- 2016 timeframe depending on how successful the Company is at meeting its critical operating goals and objectives during that six-year period. We believe that the goals underlying these performance-contingent RSAs are strategically important for the Company and, if achieved in the manner set forth in the 2011 Program, should increase stockholder value substantially. The Committee believes that the higher value potentially receivable by the named executive officers under the performance-contingent component of the 2011 Program reflects performance above the Company's targeted levels of achievement, which the Committee believes are already challenging to reach. Therefore, the value associated with the vesting of the RSAs will reflect superior performance deserving of compensation above the 75th percentile of the Company's peer group. The components of the 2011 Program are discussed in greater detail below.

    2011 Replenishment RSAs.

            Under the 2011 Program, each named executive officer's 75th percentile target replenishment equity award for the next 3 years (2011, 2012 and 2013) was multiplied by three ("3-year award"). Two-thirds of those 3-year awards were granted as replenishment RSAs in February 2011 with extended time-based vesting that is longer than and different from our historical vesting schedule for annual replenishment equity awards. Rather than vesting in equal quarterly installments from the grant date over a four-year period, these RSAs will vest over a five-year period, with a one-year "cliff" for the first 20% of the RSAs. After the first anniversary of the grant date these RSAs will vest in equal quarterly installments over the remaining four years.

            Of the remaining one-third of the three-year award, 60% will be foregone by the officer in exchange for being eligible to participate in the long-term performance-contingent component of the 2011 Program described below and 20% will be the amount available for grant to the named executive officer in each of 2012 and 2013.

            The program is designed to provide the same number of RSA-equivalent shares as would be provided during the next three years of annual replenishment grants. However, the program promotes employment retention by providing more of the RSA-equivalent shares in 2011 and less in 2012 and 2013 (but with longer vesting on the larger initial grant). Importantly, when viewed over the three year period, the annual replenishment equity awards do not provide more shares than the Company's normal ongoing 75th percentile program. The following table shows the time-based replenishment RSAs granted to the named executive officers in February 2011 under the 2011 Program, the reduced number of RSAs that will be available for grant to each of them in 2012 and 2013, the RSAs foregone by each of them in exchange for participation in the long-term performance-contingent component of the 2011 Program, the total number of RSAs that they would have been entitled to receive over the 2011-2013 time period, and the annual RSAs that they would otherwise be entitled to receive under the Company's normal ongoing 75th percentile program:

Name and Title	2011 RSAs	Potential 2012 RSAs	Potential 2013 RSAs	Foregone RSAs ("Base Shares")	Total RSA Equivalent 2011 - 2013	75th Percentile Annual RSA
Rick E Winningham Chief Executive Officer	220,000	22,000	22,000	66,000	330,000	110,000
Michael W. Aguiar Senior Vice President & Chief Financial Officer	100,000	10,000	10,000	30,000	150,000	50,000
Leonard M. Blum Senior Vice President & Chief Commercial Officer	100,000	10,000	10,000	30,000	150,000	50,000
Mathai M. Mammen Senior Vice President, Research & Early Clinical Development	100,000	10,000	10,000	30,000	150,000	50,000
Bradford J. Shafer Senior Vice President & General Counsel	100,000	10,000	10,000	30,000	150,000	50,000

    2011 Long-Term Performance-Contingent RSAs.

            The 2011 long-term performance-contingent RSAs granted to our named executive officers, which were granted to replace 30% of the 2012-2013 time-vested RSA awards with a performance-contingent equity design, will give the officers the opportunity to earn up to a maximum of five times the foregone RSAs indicated in the table above ("Base Shares") based on achievement of performance goals over the six-year timeframe from 2011-2016. Vesting of these performance-contingent RSAs is subject to the achievement of performance milestones described below by December 31, 2016 and continued employment, both of which must be satisfied in order for the RSAs to vest.

            The following performance milestones apply to the performance-contingent RSAs, each of which carries the number of points indicated below.

	Performance Milestone	Achievement Points
#1	Non-Relovair/ LAMA+LABA Phase 3 Success(1)	5
#2	Non-Relovair/LAMA+LABA Phase 3 Success(1)	5
#3	1st Out-License of Company Compound or FDA approval of a non-Relovair/LAMA+LABA NDA(2)	4
#4	2nd Out-License of Company Compound(2)	2
#5	3rd Out-License of Company Compound(2)	2
#6	1st Proof-of-Concept Compound(3)	2
#7	2nd Proof-of-Concept Compound(3)	2
#8	3rd Proof-of-Concept Compound(3)	2
#9	4th Proof-of-Concept Compound(3)	2
#10	$300 Million in Annual Corporate Revenue(4)	4
	Possible Total:	30

(1)
"Phase 3 Success" means achievement of primary efficacy endpoints with an adverse event profile that would not reasonably be expected to result in a refusal to file designation from a regulatory authority.

(2)
"License" means the execution of a definitive agreement for the out-license of a Theravance-discovered compound which provides for up-front and potential milestone payments of at least $50 million in the aggregate.

(3)
"POC" means completion of a Phase 2a study that shows efficacy and tolerability of a compound such that it would be reasonable to progress the compound to the next stage of development (e.g., Phase 2b or a larger dose-ranging Phase 2 study).

(4)
The Compensation Committee may adjust results to reflect extraordinary, unusual or non-recurring items.

            Upon the achievement of any combination of milestones that add up to at least ten achievement points, performance-contingent RSAs equal to 1.25 times each officer's Base Shares (the number of time-vested RSAs forgone in 2012-2013 in order to participate in the long-term performance-contingent component of the 2011 Program) will vest at the next regularly-scheduled quarterly vest date, provided that the officer is employed by the Company through such date. Thereafter, upon the achievement of any combination of milestones that add a further five achievement points (for a cumulative total of fifteen achievement points), performance-contingent RSAs equal to 1.75 times each officer's Base Shares will be eligible for vesting and, after a twelve-month period, will vest on the next regularly-scheduled quarterly vest date provided the officer remains an employee through such date. Likewise, upon the achievement of any combination of milestones that add a further five or more achievement points (for a cumulative total of twenty or more achievement points), performance-contingent RSAs equal to 2.0 times each officer's Base Shares will be eligible for vesting and, after a twelve-month period, will vest on the next regularly-scheduled quarterly vest date provided the officer remains an employee through such date. As described in the "Potential Payments Upon Termination or Change-in-Control" section beginning on page 52, our named executive officers participate in our change in control severance plan, which generally provides for full vesting acceleration of unvested equity awards in the event of an involuntary termination three months prior to or twenty four months after a change in control. However, the performance-contingent RSAs will be eligible for vesting acceleration under the change in control severance plan at a potentially reduced basis if the per share transaction value is not at least two times our closing stock price on the date the awards were granted. As with all of our equity awards, the performance-contingent RSAs would fully accelerate if they are not assumed or substituted in connection with the change in control.

            The following table shows the performance-contingent RSAs granted to the named executive officers in February 2011 under the 2011 Program:

Name	Title	Base Shares	Maximum Possible RSAs
Rick E Winningham	Chief Executive Officer	66,000	330,000
Michael W. Aguiar	Senior Vice President and Chief Financial Officer	30,000	150,000
Leonard M. Blum	Senior Vice President and Chief Commercial Officer	30,000	150,000
Mathai M. Mammen	Senior Vice President, Research & Early Clinical Development	30,000	150,000
Bradford J. Shafer	Senior Vice President & General Counsel	30,000	150,000

            Based on the Company's historical operating performance, the nature of these performance milestones and the uncertainties inherent in discovering, developing and partnering our potential medicines, we believe that it will be extremely challenging to achieve enough performance milestones to earn the first ten achievement points. Further, the likelihood of achieving twenty or more achievement points is considered to be remote. If our performance is superior beyond expectations and we achieve performance milestones equal to or exceeding twenty achievement points by the end of 2016, then the maximum earnable performance-contingent RSAs, when combined with the officers' replenishment RSAs, are intended to provide annualized long-term incentive compensation in excess of the 75th percentile of our peer group when averaged over the 2011 to 2016 timeframe, as superior pay for superior performance.

Post-Termination Protection

            We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in changes in senior management. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction.

            The change in control severance benefits are structured under a Company plan, instead of individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. In addition, we believe that the events triggering payment, both the consummation of a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing income protection. A description of our change in control severance plan is in the "Potential Payments

Upon Termination or Change-in-Control" section on page 52. For officers who were eligible to participate in the plan prior to December 16, 2009, Theravance provides gross-ups for excise taxes potentially due upon a change in control in order to mitigate unfair differences between participants that may stem from their individual decisions to exercise or hold vested options. On December 16, 2009, our Board of Directors adopted a new change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new change in control plan is essentially identical to the old change in control plan except that it does not provide for excise tax gross-ups. During 2010 there were no new agreements covering potential payments upon termination or change in control entered into, nor were there any material amendments to such existing named executive officer plans or agreements.

            We do not have agreements providing severance in the event of involuntary terminations that do not occur in connection with a change in control with any of our officers except the CEO. Pursuant to the offer letter we entered into with Mr. Winningham to become our Chief Executive Officer in 2001, if Mr. Winningham's service is terminated without cause, he will receive a lump-sum severance payment of 24 months of his current salary plus two times his current target bonus.

            Our severance and change-in-control arrangements do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation.

CEO Compensation

            Mr. Winningham's 2010 compensation consisted of base salary, annual bonus and a restricted stock unit award. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives. For 2010, based on the CEO's suggestion, the Compensation Committee maintained Mr. Winningham's annualized base salary at $792,811. Mr. Winningham's award under the annual cash incentive plan was earned in accordance with the terms of the defined performance goals, as described above in the Annual Incentive Compensation section. In February 2010, Mr. Winningham was granted an annual replenishment RSU for 110,000 shares, which reflects the 75th percentile of the peer company CEOs. As noted above, half of the replenishment RSU was contingent upon the achievement of two performance goals, both of which have been achieved.

            As CEO, Mr. Winningham's level of responsibility is much greater than those of the other executives, as he is informed and involved, in a detailed manner, with each department's progress toward our Company goals. In our industry, the CEO must be deeply aware of the Company's strengths and obstacles, and have sharp strategic vision for the Company's future while maintaining the Company's ability to adapt to changed circumstances and prospects quickly and thoughtfully. We believe Mr. Winningham displays these skills, adapting to the increased regulatory and economic uncertainty over the past few years and adjusting the focus of the Company's limited resources accordingly. We believe that Mr. Winningham's total compensation is closely connected with the Company's objective to reward, align, motivate and challenge Mr. Winningham to enhance long-term stockholder value.

Tax Deductibility of Pay

            Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Theravance may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The 2004 Equity Incentive Plan was designed to qualify for exemption from the $1 million limitation and, accordingly, option grants under that equity incentive plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date and certain performance-based stock awards should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock or RSUs with time-based vesting and cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Theravance to certain executives may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by Theravance due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

            The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

            Submitted by the following members of the Compensation Committee:

Jeffrey M. Drazan George M. Whitesides, Ph.D. William D. Young, Chairman

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

            The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and the three other highest paid executive officers whose total compensation in fiscal year 2010 exceeded $100,000 (our "named executive officers") for fiscal years 2010, 2009, and 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Rick E Winningham	2010	792,811	26,163	556,600	0	570,824	0	1,946,398
Chief Executive Officer	2009	791,516	0	1,172,000	0	336,945	148	2,300,609
	2008	775,379	88,820	457,736	0	272,043	0	1,593,978
Michael W. Aguiar	2010	400,557	20,781	253,000	0	249,219	0	923,557
Senior Vice President, Chief	2009	381,631	0	542,050	0	130,070	148	1,053,899
Financial Officer	2008	370,227	33,885	461,993	495,522	103,997	0	1,465,624
Leonard M. Blum	2010	381,071	0	253,000	0	228,832	0	862,903
Senior Vice President and	2009	376,843	0	512,750	0	128,387	507,640	1,525,620
Chief Commercial Officer	2008	367,700	26,525	269,498	247,761	103,152	65,125	1,079,761
Mathai Mammen	2010	356,375	10,450	253,000	0	228,000	0	847,825
Senior Vice President, Research &	2009	327,500	0	542,050	0	321,138	148	1,190,836
Early Clinical Development	2008	299,813	21,600	217,800	979,580	292,938	0	1,811,731
Bradford J. Shafer	2010	378,438	10,416	253,000	0	227,250	0	869,104
Senior Vice President, General Counsel	2009	373,164	0	542,050	0	127,500	148	1,042,862
	2008	351,837	32,202	106,445	0	98,831	0	589,315

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column reflect cash bonuses awarded at the discretion of the Compensation Committee. The 2010 amounts reflect the over-achievement of the financing goal applicable to our 2010 annual cash bonus program. These discretionary cash bonuses are further described in "Compensation Discussion and Analysis" beginning on page 32.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2011 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards. In accordance with the SEC's rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. Dr. Mammen was granted a performance-contingent RSU in 2008, the vesting of which was tied to the successful achievement of three corporate operating milestones. The grant date fair value of this award assuming the highest level of performance conditions were achieved was $2,249,993. At the time the award was made, it was not probable that any of the performance conditions would be achieved and therefore no amount attributable to this award is included in the "stock awards" column. Ultimately, none of the milestones applicable to the performance-contingent RSU granted to Dr. Mammen were achieved and the award expired in accordance with its terms on April 26, 2010. Each named executive officer was granted a performance-contingent RSU in February 2010, the vesting of which is tied to the achievement of two performance goals. The grant date fair value of these awards assuming the highest level of performance conditions are achieved is $556,600 in the case of Mr. Winningham and $253,000 in the case of the other named executive officers. At the time these awards were made, it was not probable that any of the performance conditions would be achieved and therefore no amount attributable to these awards is included in the "stock awards" column. Both of these performance goals applicable to the February 2010 performance-contingent RSUs have been achieved.

(4)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2008, 2009 and 2010 annual cash bonus plans, which were paid in the first quarter of the following year. The 2010 annual cash bonus plan is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 32. In the case of Dr. Mammen, it also includes a $208,938 bonus payment in each of 2008 and 2009 pursuant a long-term cash bonus arrangement established in 2004.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

            The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for 2010 in proportion to the total compensation reported for each of our named executive officers is set forth below. The percentages for each of our named executive officers are higher for 2010 than in past years because one-half of the equity awards granted to each of the named executive officers in 2010 was performance-based and the value of those awards was not included in the Summary Compensation Table (see footnote 3 above), thereby lowering each named executive officer's total compensation to which their salary, bonus and non-equity incentive plan compensation is compared.

Mr. Winningham:	71%
Mr. Aguiar:	73%
Mr. Blum:	71%
Dr. Mammen:	70%
Mr. Shafer:	71%

2010 GRANTS OF PLAN-BASED AWARDS

            The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)
							All Other Stock Awards: Number of Shares or Units (#)(3)(4)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(l)
Rick E Winningham	N/A	47,569	475,687	713,530	—	—	—	—
	2/10/2010	—	—	—	—	—	55,000	556,600
	2/10/2010	—	—	—	27,500	55,000	—	0
Michael W. Aguiar	N/A	20,768	207,683	311,524	—	—	—	—
	2/10/2010	—	—	—	—	—	25,000	253,000
	2/10/2010	—	—	—	12,500	25,000	—	0
Leonard M. Blum	N/A	19,069	190,693	286,040	—	—	—	—
	2/10/2010	—	—	—	—	—	25,000	253,000
	2/10/2010	—	—	—	12,500	25,000	—	0
Mathai Mammen	N/A	19,000	190,000	285,000	—	—	—	—
	2/10/2010	—	—	—	—	—	25,000	253,000
	2/10/2010	—	—	—	12,500	25,000	—	0
Bradford J. Shafer	N/A	18,938	189,375	284,063	—	—	—	—
	2/10/2010	—	—	—	—	—	25,000	253,000
	2/10/2010	—	—	—	12,500	25,000	—	0

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2010 annual cash bonus plan which is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 32. The amounts shown in the "threshold" column reflect the minimum payout under the plan if the goal with the lowest weighting was achieved. The amounts shown in the "target" column reflect the target payout under the plan if goals set forth in the plan with an aggregate weighting of 100% are achieved. The target amount is equal to 60% of Mr. Winningham's annualized base salary and 50% of the other named executive officers' annualized base salaries. The amounts shown in the "maximum" column reflect the maximum payout under the plan if goals set forth in the plan with an aggregate weighting of 150% are achieved. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 45.

(2)
Each of our named executive officers was granted a performance-contingent RSU for our Common Stock under our Incentive Plan. Vesting of these RSUs is contingent upon the achievement of two performance goals by December 31, 2011, each with an equal 50% weighting. Achievement of each goal will commence the time-based vesting of half of the awards on a quarterly basis over approximately four years from the date of grant, provided the officer remains in continuous service through each vesting date. The number of shares reflected in the table above as the "threshold" payout assumes that one of the two performance goals will be achieved and that the officer will remain employed by Theravance through February 20, 2014. The number of shares reflected in the table above as the "target" payout assumes that both performance goals will be achieved and that the officer will remain employed by Theravance through February 20, 2014. No maximum amount is applicable to the RSUs. As of December 31, 2010, one of the two performance goals underlying these performance-contingent RSUs had been achieved. The second performance goal was determined achieved in February 2011.

(3)
The RSUs will become fully vested if we are acquired and the holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 52. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(4)
Each of our named executive officers was granted an RSU for our Common Stock under our Incentive Plan. The RSUs vest in equal quarterly installments over approximately four years from the date of grant, provided the holder remains in continuous service through each vesting date.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

            The following table sets forth information regarding each unexercised option and all unvested stock and restricted stock units held by each of our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Rick E Winningham	774,192	(4)	—	8.525	12/7/2011	—		—	—		—
	177,419	(5)	—	3.10	1/23/2013	—		—	—		—
	416,128	(6)	—	9.6875	3/28/2014	—		—	—		—
	69,355	(7)	—	29.65	2/7/2016	—		—	—		—
	65,020	(8)	4,335	34.00	2/13/2017	—		—	—		—
	—		—	—	—	7,224	(9)	181,106	—		—
	—		—	—	—	45,000	(10)	1,128,150	—		—
	—		—	—	—	67,031	(11)	1,680,467	27,500	(12)	689,425
Michael W. Aguiar	175,000	(13)	—	17.91	3/6/2015	—		—	—		—
	30,250	(7)	—	29.65	2/7/2016	—		—	—		—
	20,000	(14)	—	27.56	4/25/2016	—		—	—		—
	65,625	(8)	4,375	34.00	2/13/2017	—		—	—		—
	36,250	(15)	23,750	16.25	7/22/2018	—		—	—		—
	—		—	—	—	7,291	(9)	182,785	—		—
	—		—	—	—	20,812	(10)	521,757	—		—
	—		—	—	—	30,468	(11)	763,833	12,500	(12)	313,375
Leonard M. Blum	145,833	(16)	29,167	26.10	7/31/2017	—		—	—		—
	18,125	(15)	11,875	16.25	7/22/2018	—		—	—		—
	—		—	—	—	33,333	(17)	835,658	—		—
	—		—	—	—	4,253	(9)	106,623	—		—
	—		—	—	—	19,687	(10)	493,553	—		—
	—		—	—	—	30,468	(11)	763,833	12,500	(12)	313,375
Mathai Mammen	9,838	(18)	—	8.525	2/3/2011	—		—	—		—
	3,225	(19)	—	8.525	2/23/2012	—		—	—		—
	5,161	(19)	—	3.10	12/19/2012	—		—	—		—
	14,510	(5)	—	3.10	1/23/2013	—		—	—		—
	4,570	(19)	—	3.10	2/24/2014	—		—	—		—
	19,354	(19)	—	12.40	9/2/2014	—		—	—		—
	48,000	(20)	—	16.00	10/3/2014	—		—	—		—
	21,900	(21)	—	18.37	2/9/2015	—		—	—		—
	9,900	(7)	—	29.65	2/7/2016	—		—	—		—
	12,375	(8)	825	34.00	2/13/2017	—		—	—		—
	14,094	(22)	2,406	32.78	7/1/2017	—		—	—		—
	72,917	(23)	27,083	19.80	1/28/2018	—		—	—		—
	—		—	—	—	3,437	(9)	86,166	—		—
	—		—	—	—	20,812	(10)	521,757	—		—
	—		—	—	—	30,468	(11)	763,833	12,500	(12)	313,375

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Bradford J. Shafer	30,205	(24)	—	8.525	2/23/2012	—		—	—		—
	96,773	(6)	—	9.6875	3/28/2014	—		—	—		—
	26,629	(21)	—	18.37	2/9/2015	—		—	—		—
	16,129	(7)	—	29.65	2/7/2016	—		—	—		—
	15,121	(8)	1,008	34.00	2/13/2017	—		—	—		—
	—		—	—	—	1,680	(9)	42,118	—		—
	—		—	—	—	20,812	(10)	521,757	—		—
	—		—	—	—	30,468	(11)	763,833	12,500	(12)	313,375

(1)
All of the equity awards held by our named executive officers will vest if we are acquired and the equity holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 52. However, a transaction not prohibited by the Governance Agreement in which GlaxoSmithKline LLC acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(2)
Computed in accordance with SEC rules as the number of unvested restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2010 fiscal year, which was $25.07 on December 31, 2010. The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(3)
Computed in accordance with SEC rules as the number of unvested restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2010 fiscal year, which was $25.07 on December 31, 2010. The actual value (if any) to be realized by the officer depends on whether the performance goal related thereto is achieved, whether the shares vest following achievement of the performance goal, and the future performance of our Common Stock.

(4)
Mr. Winningham received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan at the commencement of his employment on December 8, 2001. These options vested over a four-year period from the date of grant and became fully vested on December 8, 2005.

(5)
Mr. Winningham and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on January 24, 2003. These options vested over a four-year period from the date of grant and became fully vested on January 24, 2007.

(6)
Messrs. Winningham and Shafer received grants of options to purchase shares of our Common Stock under our 1997 Stock Option Plan on March 29, 2004. These options vested over a five-year period from the date of grant and became fully vested on March 29, 2009.

(7)
Messrs. Winningham, Aguiar and Shafer and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 8, 2006. These options vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(8)
Messrs. Winningham, Aguiar and Shafer, and Dr. Mammen received grants of options to purchase shares of our Common Stock under our Incentive Plan on February 14, 2007. These options vested over a four-year period from the date of grant and became fully vested on February 14, 2011.

(9)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on January 29, 2008. Each RSU vests over approximately four years, with the first 25% vesting on February 20, 2009 and the remainder vesting in equal quarterly installments thereafter until February 20, 2012, provided the holder remains in continuous service through each vesting date.

(10)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on March 20, 2009. Each RSU vests in equal quarterly installments over approximately four years from the date of grant, provided the holder remains in continuous service through each vesting date.

(11)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on February 10, 2010. Each RSU vests in equal quarterly installments over approximately four years from the date of grant, provided the holder remains in continuous service through each vesting date. Includes 22,344 RSUs in the case of Mr. Winningham and 10,156 RSUs in the case of the other officers that were subject to achievement of a performance goal by December 31, 2011 that has already been achieved.

(12)
Messrs. Winningham, Aguiar, Blum and Shafer and Dr. Mammen received RSUs under our Incentive Plan on February 10, 2010. The vesting of these RSUs is contingent upon the achievement of a performance goal by December 31, 2011. Achievement of the goal commences the time-based vesting for the related units on a quarterly basis over approximately four years from the date of grant, provided the officer remains in continuous service through each vesting date.

(13)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan at the commencement of his employment on March 7, 2005. This option vested over a four-year period and became fully vested on March 7, 2009.

(14)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on April 26, 2006. This option vested over a four-year period from the date of grant and became fully vested on February 8, 2010.

(15)
Messrs. Aguiar and Blum received grants of options to purchase shares of our Common Stock under our Incentive Plan on July 23, 2008. 25% of the option shares vested on July 23, 2009, and an additional 1/48th of the option shares will vest when each additional month of service thereafter is completed. As a result, each option will be fully vested on July 23, 2012, provided the holder remains in continuous service through each vesting date.

(16)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on August 1, 2007 in connection with the commencement of his employment. 25% of the option shares vested on August 1, 2008 and an additional 1/48th of the option shares vest when each additional month of service is completed. As a result, the option will be fully vested on August 1, 2011, provided Mr. Blum remains in continuous service through each vesting date.

(17)
Mr. Blum was granted 50,000 restricted shares of our Common Stock on August 1, 2007 in connection with the commencement of his employment. The grant was made under our Incentive Plan. One third of the shares vested on July 30, 2010, one third of the shares will vest on July 30, 2011, and the remaining one third of the shares will vest on July 30, 2012, provided Mr. Blum remains in continuous service through each vesting date.

(18)
Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on February 4, 2001 in connection with a promotion. 6,451 of the option shares vested monthly over a five-year period from the date of grant, and 3,387 of the option shares vested monthly over a four-year period from the date of grant.

(19)
Dr. Mammen received five grants of options (four of which remained outstanding as of December 31, 2010) to purchase shares of our Common Stock under our 1997 Stock Plan in connection with promotions between September 16, 2000 and September 3, 2004. These options each vested monthly over a five-year period from the date of grant and have fully vested.

(20)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on October 4, 2004. 40% of the option shares vested on September 13, 2007 and an additional 30% of the option shares vested on October 4, 2008. The final 30% of the option shares vested on October 4, 2009.

(21)
Dr. Mammen and Mr. Shafer received grants of options to purchase shares of our Common Stock under our Incentive Plan on February 10, 2005. Each option vested in 48 equal monthly installments upon completion of each month of continuous service after the date of grant until they became fully vested on February 10, 2009.

(22)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on July 2, 2007. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on July 2, 2011, provided Dr. Mammen remains in continuous service through each vesting date.

(23)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our Incentive Plan on January 29, 2008. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on January 29, 2012, provided Dr. Mammen remains in continuous service through each vesting date.

(24)
Mr. Shafer received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on February 24, 2002. This option vested over a four-year period from the date of grant and became fully vested on February 24, 2006.

2010 OPTION EXERCISES AND STOCK VESTED

            The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2010 and the number of shares of restricted stock and restricted stock units held by each named executive officer that vested during the 2010 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Rick E Winningham	—	—	41,248	671,561
Michael W. Aguiar	—	—	22,115	355,549
Leonard M. Blum	—	—	35,852	558,616
Mathai Mammen	6,451	31,062	19,032	309,495
Bradford J. Shafer	—	—	17,626	288,484

(1)
Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)
Value realized is based on the fair market value of our Common Stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

            Each of our named executive officers is entitled to severance benefits pursuant to our change in control severance plan. In addition, Mr. Winningham is entitled to severance benefits pursuant to his offer letter.

Change in Control Severance Benefits

            Pursuant to our change in control severance plan, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, restricted stock and RSUs held by the officer.

Conditions to Receive Severance Payments Under our Change in Control Severance Plan

            In order to receive severance benefits under our change in control severance plan, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

            The following definitions are used in our change in control severance plan:

            A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

            A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following stock purchases by GlaxoSmithKline LLC (GSK) will not constitute a change in control:

  •
  The exercise by GSK of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among the Company, GSK, GlaxoSmithKline plc and Glaxo Group Limited (the "Governance Agreement") to representation on our Board of Directors (and its committees).

  •
  Any acquisition by GSK of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

            A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of the Company's outstanding voting stock.

            An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officer's base compensation, (3) a material change in the officer's work location or (4) a material breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

            "Misconduct" means an officer's (1) commission of any material act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

Equity Acceleration Upon A Change in Control

            All equity awards granted under our equity incentive plans will fully accelerate in the event of a change in control unless the awards are assumed by the successor corporation or replaced with comparable awards.

280G Tax Gross-Up

            If a named executive officer meets the conditions for severance payments under our change in control severance plan, and if an independent accounting firm selected by the Company determines that the named executive officer would be subject to excise taxes under Section 4999 of the Code as a result of payments under the change in control severance plan or otherwise, then the Company will pay the named executive officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes. For officers who were eligible to participate in the change in control severance plan prior to December 16, 2009, Theravance provides gross-ups for excise taxes potentially due upon a change in control. On December 16, 2009, our board of directors adopted a new change in control plan which applies to any officers hired, or non-officers promoted to officer level, after December 16, 2009. This new change in control plan is essentially identical to the old change in control plan except that it does not provide for excise tax gross-ups.

Severance

            In addition to the severance benefits he is entitled to pursuant to our change in control severance plan, Mr. Winningham's offer letter provides that if his employment is terminated by Theravance without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Winningham's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the

United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Winningham is eligible for cash severance benefits under the change in control severance plan, then the severance benefits under his offer letter would not apply.

            The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control and an involuntary termination occurred on December 31, 2010 and that all eligibility requirements under the change in control severance plan were met.

            The following assumptions were used in calculating the values described in the table below:

  •
  Value of Option Acceleration:  The value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of our Common Stock on December 31, 2010 (which was $25.07 per share) and the exercise price of the unvested option shares. Since the exercise price per share of certain unvested options held by our named executive officers was greater than the closing stock price of our Common Stock on December 31, 2010, no value is assigned to the acceleration of those options.

  •
  Value of Restricted Stock and RSU Acceleration:  The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares or unvested RSUs by the closing price of our Common Stock on December 31, 2010 (which was $25.07 per share).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payments in the table below is based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 9.55% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)(2)	Vacation Payout ($)	Unexercisable Options that Vest ($)	Restricted Stock that Vests ($)(3)	Restricted Stock Units That Vest ($)(4)	Health and Welfare ($)(5)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rick E Winningham(6)	475,687	2,536,995	44,264	—	—	3,679,148	64,190	3,316,027	10,116,311
Chief Executive Officer
Michael W. Aguiar	207,683	934,571	34,228	209,475	—	1,781,750	48,143	1,449,035	4,664,884
SVP, Chief Financial
Officer
Leonard M. Blum	190,693	858,119	29,856	104,738	835,658	1,677,384	48,143	1,758,431	5,503,021
SVP, Chief Commercial
Officer
Mathai Mammen	190,000	855,000	36,538	142,727	—	1,685,130	48,143	1,446,510	4,404,049
SVP, Research & Early
Clinical Development
Bradford J. Shafer	189,375	852,188	22,401	—	—	1,641,082	38,139	1,332,458	4,075,642
SVP, General Counsel

(1)
Reflects payment of the officer's 2010 target bonus.

(2)
Reflects payment of 1.5 or 2 times the officer's base salary and target bonus, as applicable.

(3)
Reflects full vesting of all unvested restricted stock awards.

(4)
Reflects full vesting of all unvested RSUs.

(5)
Reflects the cost of each officer's COBRA premiums for 18 or 24 months, as applicable.

(6)
If Mr. Winningham's employment had been terminated by Theravance without cause on December 31, 2010 other than in connection with a change in control, he would have been entitled to receive the cash severance payments indicated in column (c) and the vacation payout in column (d) but no other benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

            The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	8,971,140	(1)	$17.33	(3)	6,964,256	(4)

Equity compensation plans not approved by security holders	579,546	(2)	$11.70	(3)	0

Total	9,550,686	(1,2)	$16.91	(3)	6,964,256	(4)

(1)
Includes 7,087,797 shares issuable upon exercise of outstanding options and 1,883,343 shares issuable upon vesting of outstanding restricted stock units.

(2)
Includes 565,733 shares issuable upon exercise of outstanding options and 13,813 shares issuable upon vesting of outstanding restricted stock units.

(3)
Does not take into account outstanding restricted stock units as these awards have no exercise price.

(4)
Includes 130,448 shares of Common Stock available for issuance under our 2004 Employee Stock Purchase Plan without giving effect to the 550,000 share increase that is subject to Proposal 2.

            The Theravance, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and amended on July 21, 2009 and was intended to satisfy the requirements of Nasdaq Marketplace Rule 5635(c)(4). Non-statutory options, restricted stock units, and restricted stock awards were granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board authorized 700,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants had an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, restricted stock unit and restricted stock award vests in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 28, 2011. Following the approval by stockholders of the amendment and restatement of the Theravance, Inc. 2004 Equity Incentive Plan at our Annual Meeting on April 27, 2010, no additional awards have been made or will be made in the future under the 2008 New Employee Equity Incentive Plan.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

            Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee of our Board. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Legal Services

            The Company has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), of which Mr. Gunderson, one of our directors, is a founding partner, as its primary legal counsel. Fees and reimbursable expenses are incurred in the ordinary course of business, and during the year ended December 31, 2010, we paid fees and reimbursable expenses of approximately $698,335 to Gunderson Dettmer. Mr. Gunderson's interest in these fees is not readily calculable. We believe the services rendered to us by Gunderson Dettmer were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. We expect to continue to retain the services of Gunderson Dettmer in the future.

Agreements with GSK

            In 2002 and 2004 we entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2010 and contemplate transactions that may occur during the current fiscal year.

    2002 LABA Collaboration

            In November 2002, we entered into our long-acting beta2 agonist (LABA) collaboration with GSK to develop and commercialize once-daily LABA products for the treatment of chronic obstructive pulmonary disease (COPD) and asthma. For COPD, the collaboration is developing combination products, RELOVAIR™ and the LAMA/LABA ('719/VI). For asthma, the collaboration is developing RELOVAIR™. RELOVAIR™ is an investigational once-daily combination medicine consisting of a novel LABA, vilanterol trifenatate (VI), previously referred to as GW642444 or '444, and an inhaled corticosteroid (ICS), fluticasone furoate (FF). The LAMA/LABA '719/VI is an investigational once-daily combination medicine consisting of the long-acting muscarinic antagonist (LAMA), GSK573719 ('719), and the LABA, VI.

            In connection with the LABA collaboration, in 2002 we received from GSK an upfront payment of $10.0 million and sold to an affiliate of GSK shares of our Series E preferred stock for an aggregate purchase price of $40.0 million. Through December 31, 2010, we have received a total of $60.0 million in upfront and development milestone payments, and we do not currently expect to be eligible for any additional milestones under this collaboration. The current lead product candidates in the LABA collaboration, VI and FF, were discovered by GSK. In the event that VI is successfully developed and commercialized, we will be obligated to make milestone payments to GSK which could total as much as $220.0 million if both a single-agent and a combination product or two different combination products are launched in multiple regions of the world. If the results of the RELOVAIR™ Phase 3 studies are positive, a portion of these potential milestone payments could be payable to GSK within the next two years. We are entitled to annual royalties from GSK of 15% on the first $3.0 billion of annual global net sales and 5% for all annual global net sales above $3.0 billion. Sales of single-agent LABA medicines and combination medicines would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the LABA collaboration, such as '719/VI, royalties are upward tiering and range from the mid-single digits to 10%. However, if GSK is not selling a LABA/ICS combination product at the time that the first other LABA combination is launched, then the royalties described above for the LABA/ICS combination medicine would be applicable.

    2004 Strategic Alliance

            In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from all of our full drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. Pursuant to the terms of the strategic alliance agreement, we initiated three new full discovery programs between May 2004 and August 2007. These three programs are (i) our oral Peripherally Selective Mu-Opioid Receptor Antagonist (PµMA) program for opioid-induced constipation, (ii) our AT1 Receptor-Neprilysin Inhibitor (ARNI) program for cardiovascular disease and (iii) our MonoAmine Reuptake Inhibitor (MARIN) program for chronic pain. GSK still has the right to license the ARNI and MARIN programs, and must exercise this right no later than sixty days subsequent to the final delivery to GSK of all material, data and supporting documentation relating to achievement of clinical proof-of-concept by the first product candidate in the applicable program. For these programs, "proof-of-concept" is generally defined as the successful completion of a Phase 2a clinical study showing efficacy and tolerability. Under the terms of the strategic alliance agreement, GSK has only one opportunity to license each of our programs.

            Upon GSK's decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. Consistent with our strategy, we are obligated to use diligent efforts at our sole cost to discover two structurally different product candidates for any programs on which GSK has an option under the alliance. If these programs are successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from these programs. For any programs licensed under this agreement, the royalty structure for a product containing one of our compounds as a single active ingredient would result in an average percentage royalty rate in the low double digits. For single-agent MABA products, we are entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. For combination products, such as a MABA/ICS, the royalty rate is 70% of the rate applicable to sales of single-agent MABA medicines. If a product is successfully commercialized, in addition to any royalty revenue that we receive, the total upfront and milestone payments that we could receive in any given program that GSK licenses range from $130.0 million to $162.0 million for programs with single-agent medicines and up to $252.0 million for programs with both a single-agent and a combination medicine. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. To date, GSK has licensed our two COPD programs: LAMA and MABA. In 2009, GSK returned the LAMA program to us because the formulation of the lead product candidate was incompatible with GSK's proprietary inhaler device. GSK has chosen not to license our antibacterial, anesthesia, 5-HT4 and PµMA programs. There can be no assurance that GSK will license either of the two remaining programs under the alliance agreement, which could have an adverse effect on our business and financial condition.

            In connection with the strategic alliance with GSK, we received from GSK a payment of $20.0 million. In May 2004, GSK purchased through an affiliate 6,387,096 shares of our Class A common stock for an aggregate purchase price of $108.9 million and, upon the closing of our initial public offering on October 8, 2004, GSK purchased through an affiliate an additional 433,757 shares of Class A common stock for an aggregate purchase price of $6.9 million. In addition, on November 29, 2010, GSK purchased through an affiliate in a private placement 5,750,000 shares of our common stock for an aggregate purchase price of $129.4 million. Through December 31, 2010, we have received $46.0 million in upfront and milestone payments from GSK relating to the strategic alliance agreement. GSK's ownership position of our outstanding stock was approximately 18.3% as of February 14, 2011.

Delivery of Documents to Stockholders Sharing an Address

            A number of brokers with account holders who are Theravance, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Secretary or contact Bradford J. Shafer, Secretary at (650) 808-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

            The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

March 16, 2011

 Appendix A

Theravance, Inc.

2004 Employee Stock Purchase Plan

(As Adopted May 27, 2004 and Amended on April 19, 2005, December 11, 2007,
December 10, 2008, April 27, 2010 and February 11, 2011)

A-i

A-ii

THERAVANCE, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

            The Board adopted the Plan effective as of the date of the IPO. The Plan shall be implemented on such date following its effectiveness as shall be determined by the Board in its discretion. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify for favorable tax treatment under Section 423 of the Code.

SECTION 2.    ADMINISTRATION OF THE PLAN.

            (a)    Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

            (b)    Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

SECTION 3.    STOCK OFFERED UNDER THE PLAN.

            (a)    Authorized Shares.    The number of shares of Stock available for purchase under the Plan shall be 2,025,000(1) (subject to adjustment pursuant to Subsection (b) below).

(1)
All share numbers reflect the reverse stock split approved in connection with the IPO. Reflects 300,000 share increase approved by the stockholders on June 30, 2005. Reflects 300,000 share increase approved by the Compensation Committee of the Board on December 11, 2007 and approved by stockholders at the Annual Stockholders Meeting on April 22, 2008. Reflects 550,000 share increase approved by the Board on December 10, 2008 and approved by stockholders at the Annual Stockholders Meeting on April 24, 2009. Reflects 550,000 share increase approved by the Compensation Committee of the Board of Directors on February 11, 2011.

            (b)    Anti-Dilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the 2,500-share limitation described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company's stockholders, or a similar event.

            (c)    Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4.    ENROLLMENT AND PARTICIPATION.

            (a)    Offering Periods.    While the Plan is in effect, two overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the 24-month periods commencing on each May 16 and November 16, except that:

                  (i)  Each Offering Period shall commence on the date designated by the Board or Committee and shall end on the date 24 months later or such shorter period selected by the Board or Committee.

                 (ii)  The Committee may determine that the first Offering Period applicable to the Eligible Employees of a new Participating Company shall commence on any date specified by the Committee.

                (iii)  An Offering Period shall in no event be longer than 27 months.

            (b)    Accumulation Periods.    While the Plan is in effect, two Accumulation Periods shall commence in each calendar year. The Accumulation Periods shall consist of the six-month periods commencing on each May 16 and November 16, except that:

                  (i)  Each Accumulation Period shall commence on May 16 and November 16 and end on the earliest of the next November 15 and May 15, respectively, unless otherwise provided by the Committee.

                 (ii)  The Committee may determine that the first Accumulation Period applicable to the Eligible Employees of a new Participating Company shall commence on any date specified by the Committee.

            (c)    Enrollment.    Each Eligible Employee may elect to become a Participant on the first day of an Offering Period by filing the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location not later than the day designated by the Company but in any event prior to the commencement of the Offering Period.

            (d)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

                  (i)  Reaches the end of the Accumulation Period in which his or her employee contributions were discontinued under Section 5(d) or 9(b);

                 (ii)  Is deemed to withdraw from the Plan under Subsection (c) above;

                (iii)  Withdraws from the Plan under Section 6(a); or

                (iv)  Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (d) above.

            (e)    Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

                  (i)  Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (e) above or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii), (iii) or (iv) below.

                 (ii)  In the event that the Fair Market Value of Stock on the last trading day before the commencement of the Offering Period for which the Participant is enrolled is higher than on the last trading day before the commencement of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

                (iii)  If Section 14(b) applies, the Participant shall automatically be re-enrolled for a new Offering Period.

                (iv)  Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

                 (v)  When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5.    EMPLOYEE CONTRIBUTIONS.

            (a)    Commencement of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form.

            (b)    Amount of Payroll Deductions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15%.

            (c)    Changing Withholding Rate.    If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15%.

            (d)    Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. Payroll withholding shall cease at the date requested by the Participant or thereafter as soon as reasonably practicable after the Company has received such form. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after the Company has received such form.

            (e)    Limit on Number of Elections.    No Participant shall make more than 2 elections under Subsection (c) or (d) above during any Accumulation Period.

SECTION 6.    WITHDRAWAL FROM THE PLAN.

            (a)    Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash. No partial withdrawals shall be permitted.

            (b)    Re-Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(d). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7.    CHANGE IN EMPLOYMENT STATUS.

            (a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

            (b)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

            (c)    Death.    In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant's estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant's death.

SECTION 8.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

            (a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation for purposes of the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts, except to the extent otherwise provided by the Committee.

            (b)    Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall not be less than the lower of:

                  (i)  85% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period (as determined under Section 4(f)); or

                 (ii)  85% of the Fair Market Value of such share on the last trading day in such Accumulation Period.

                (iii)  The Committee may determine at any time prior to the start of an Accumulation Period that the Purchase Price will be such percentage of the Fair Market Value as the Committee shall determine provided that the price shall not be lower than 85% nor higher than 100% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period or on the last trading day of an Accumulation Period (whichever of such days is selected by the Committee).

            (c)    Number of Shares Purchased.    As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant's Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 2,500 shares of Stock with respect to any Accumulation Period (or such lesser number established by the Committee prior to the beginning of an Accumulation Period) nor more than the amounts of Stock set forth in Sections 3(a) and 9(b). The Committee may determine with respect to all Participants that any fractional share, as calculated under this

Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

            (d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 3, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.

            (e)    Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant's benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

            (f)    Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

            (g)    Unused Cash Balances.    An amount remaining in the Participant's Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant's Plan Account to the next Accumulation Period. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 3 or Section 9(b) shall be refunded to the Participant in cash, without interest.

            (h)    Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company's stockholders have approved the adoption of the Plan.

SECTION 9.    LIMITATIONS ON STOCK OWNERSHIP.

            (a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

                  (i)  Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

                 (ii)  Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

                (iii)  Each Participant shall be deemed to have the right to purchase 2,500 shares of Stock under this Plan with respect to each Accumulation Period (or such lesser number established by the Committee prior to the beginning of an Accumulation Period).

            (b)    Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

                  (i)  In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year.

                 (ii)  In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year and in the immediately preceding calendar year.

                (iii)  In the case of Stock purchased during an Offering Period that commenced in the second preceding calendar year, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under the Plan in the current calendar year and in the two preceding calendar years.

            For all purposes under this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. For all purposes under this Subsection (b), this Plan shall be aggregated with any other employee stock purchase plans of the Company (or any parent or Subsidiary of the Company) that is described in Section 423 of the Code, and employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10.    RIGHTS NOT TRANSFERABLE.

            The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11.    NO RIGHTS AS AN EMPLOYEE.

            Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12.    NO RIGHTS AS A STOCKHOLDER.

            A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 13.    SECURITIES LAW REQUIREMENTS.

            Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

SECTION 14.    AMENDMENT OR DISCONTINUANCE.

            The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company's stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company's stockholders to the extent required by any applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15.    DEFINITIONS.

            (a)   "Accumulation Period" means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(b).

            (b)   "Board" means the Board of Directors of the Company, as constituted from time to time.

            (c)   "Code" means the Internal Revenue Code of 1986, as amended.

            (d)   "Committee" means a committee of the Board, as described in Section 2.

            (e)   "Company" means Theravance, Inc., a Delaware corporation.

            (f)    "Compensation" means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. "Compensation" shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

            (g)   "Corporate Reorganization" means:

                  (i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

                 (ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

            (h)   "Eligible Employee" means any employee of a Participating Company who meets both of the following requirements:

                  (i)  His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and

                 (ii)  He or she has been an employee of a Participating Company for such period (if any) as the Committee may determine before the beginning of the applicable Offering Period.

Officers of the Company shall not participate in the initial Offering Period or in any subsequent Offering Period unless the Committee announces prior to commencement of an Offering Period that officers shall be eligible to participate. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

            (i)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (j)    "Fair Market Value" means the market price of Stock, determined by the Committee as follows:

                  (i)  If the Stock was traded on The Nasdaq National Market or The Nasdaq SmallCap Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by such Market;

                 (ii)  If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

                (iii)  If none of the foregoing provisions is applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

            (k)   "Offering Period" means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

            (l)    "Participant" means an Eligible Employee who participates in the Plan, as provided in Section 4.

            (m)  "Participating Company" means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

            (n)   "Plan" means this Theravance, Inc. 2004 Employee Stock Purchase Plan, as it may be amended from time to time.

            (o)   "Plan Account" means the account established for each Participant pursuant to Section 8(a).

            (p)   "Purchase Price" means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

            (q)   "Stock" means the Common Stock of the Company.

            (r)   "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

 Addendum for International Participants

            The Committee may allow Participants who are employed by a Participating Company designated by the Committee, who are not employed by the Company and who work or reside outside of the United States an opportunity to acquire Common Stock pursuant to the Plan in accordance with such special terms and conditions as the Committee may designate with respect to each such Participating Company. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to each such Participating Company, and which need not be the same for all Participating Companies, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Stock which may be acquired by any Participant, and a Participant's rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Company and all matters related thereto. This Addendum is not subject to Section 423 of the Code or any other provision of the Plan that refers to or is based upon such Section. For purposes of United States tax laws, this Addendum shall be treated as separate and apart from the balance of the Plan.

RESTRICTED AREA - SCAN LINE RESTRICTED AREA - SIGNATURE LINES 92561-1 You can now access your Theravance, Inc. account online. Access your Theravance, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Theravance, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://investor.theravance.com/proxy.cfm PROXY THERAVANCE, INC. Annual Meeting of Stockholders – April 27, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Rick E Winningham and Michael W. Aguiar, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Theravance, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 27, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

RESTRICTED AREA - SCAN LINE 92561-1 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time on April 26, 2011. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/thrx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. THERAVANCE, INC. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 3 AND 5 AND THE 1 YEAR OPTION WILL BE VOTED “FOR” IN ITEM 4. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2 years 1 year 3 years Abstain 1. ELECTION OF DIRECTORS 01 Rick E Winningham 02 Jeffrey M. Drazan 03 Henrietta Holsman Fore 04 Robert V. Gunderson, Jr. 05 Arnold J. Levine, Ph.D. 06 Burton G. Malkiel, Ph.D. 07 Peter S. Ringrose, Ph.D. 08 William H. Waltrip 09 George M. Whitesides, Ph.D. 10 William D. Young (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Approve an amendment to the Theravance, Inc. 2004 Employee Stock Purchase Plan (“ESPP”) increasing the aggregate number of shares of common stock authorized for issuance thereunder by 550,000 shares. 3. Vote on a non-binding advisory resolution regarding executive compensation. 5. Ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board of Directors recommends a vote for Stockholder approval every year. 4. Vote on a non-binding advisory resolution regarding the frequency of stockholder votes on executive compensation.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT TO 2004 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
OTHER MATTERS
  Appendix A
Theravance, Inc. 2004 Employee Stock Purchase Plan (As Adopted May 27, 2004 and Amended on April 19, 2005, December 11, 2007, December 10, 2008, April 27, 2010 and February 11, 2011)

THERAVANCE, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN
Addendum for International Participants